UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Health Care REIT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

PROXY STATEMENT
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL
VOTING SECURITIES OUTSTANDING
PROPOSAL 1 -- ELECTION OF DIRECTORS
CLASS I Directors to be Elected
CLASS II Directors Whose Terms Continue (1)
CLASS III Directors Whose Terms Continue (2)
BOARD AND COMMITTEES
COMMUNICATIONS WITH THE BOARD
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 4 -- AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 5 -- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRE-APPROVAL POLICIES AND PROCEDURES
REPORT OF THE AUDIT COMMITTEE
VOTING PROCEDURES
OTHER MATTERS
STOCKHOLDERS SHARING THE SAME ADDRESS
STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2012 ANNUAL MEETING

HEALTH CARE REIT, INC.

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

and

PROXY STATEMENT

Meeting Date

May 5, 2011

YOUR VOTE IS IMPORTANT!

You are urged to sign, date and return your proxy in the enclosed envelope.

HEALTH CARE REIT, INC.
4500 Dorr Street
Toledo, Ohio 43615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING

To Be Held on May 5, 2011

To The Stockholders of Health Care REIT, Inc.:

The Annual Meeting of Stockholders of Health Care REIT, Inc. will be held on May 5, 2011 at 10:00 a.m. in the Bruce G. Thompson Auditorium at Health Care REIT, Inc.’s headquarters, 4500 Dorr Street, Toledo, Ohio, for the purpose of considering and acting upon:

1.	The election of three Directors for a term of three years;

2.	The advisory vote on executive compensation;

3.	The advisory vote on the frequency of holding future advisory votes on executive compensation;

4.	The approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 225,000,000 to 400,000,000 for general corporate purposes;

5.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2011; and

6.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Health Care REIT, Inc. unanimously recommends that you vote (1) “for” each of the nominees for election to the Board, (2) “for” the approval of the compensation of Health Care REIT, Inc.’s Named Executive Officers (as defined in the Proxy Statement), (3) “for” the approval of an annual advisory vote on executive compensation, (4) “for” the approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock for general corporate purposes, and (5) “for” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. Stockholders of record at the close of business on March 8, 2011 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice. In addition, the Proxy Statement, Annual Report and a form of Proxy Card are available on the Internet at www.hcreit.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Erin C. Ibele
Senior Vice President-Administration and
Corporate Secretary

Toledo, Ohio
March 25, 2011

PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. In lieu of mailing your Proxy Card, you may choose to submit a proxy via the Internet or by telephone by following the procedures provided on your Proxy Card. The proxy may be revoked by you at any time, and giving your proxy will not affect your right to vote in person if you attend the Annual Meeting. If you plan to attend the Annual Meeting and require directions, please call (419) 247-2800 or write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615.

HEALTH CARE REIT, INC.
4500 Dorr Street
Toledo, Ohio 43615

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

May 5, 2011

GENERAL

This Proxy Statement is furnished to the stockholders of Health Care REIT, Inc. (the “Company”) by its Board of Directors in connection with the solicitation of proxies in the enclosed form to be used in voting at the Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 5, 2011 at 10:00 a.m. as set forth in the foregoing notice. At the Annual Meeting, the stockholders will be asked to elect three Directors, approve the compensation of the Company’s Named Executive Officers (as defined below in the section “Executive Compensation”), approve an annual advisory vote on executive compensation, approve an amendment to the Company’s Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 225,000,000 to 400,000,000, ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A share cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned properly executed and dated or the appropriate procedures for submitting a proxy via the Internet or by telephone are followed, the shares represented thereby will be voted at the Annual Meeting. If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted “for” the action proposed. Any stockholder giving a proxy has the right to revoke it any time before it is voted by (1) filing a written revocation with the Senior Vice President-Administration and Corporate Secretary of the Company, (2) filing a duly executed proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. A written revocation, as described in (1) above, will not be effective until the notice thereof has been received by the Senior Vice President-Administration and Corporate Secretary of the Company.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company may solicit proxies in writing or by telephone, electronically, by personal interview, or by other means of communication. The Company will reimburse Directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish this proxy material to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired Phoenix Advisory Partners to solicit proxies for a fee not to exceed $6,500, plus expenses and other customary charges.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting.

The Company’s mailing address and the location of its executive offices is 4500 Dorr Street, Toledo, Ohio 43615. The telephone number is (419) 247-2800. The approximate date on which this material was first sent to stockholders will be March 31, 2011. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE ON THE COMPANY’S WEBSITE AT www.hcreit.com OR MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE SENIOR VICE PRESIDENT-ADMINISTRATION AND CORPORATE SECRETARY, HEALTH CARE REIT, INC., AT THE ABOVE MAILING ADDRESS.

VOTING SECURITIES OUTSTANDING

As of March 8, 2011, the Company had outstanding 176,497,932 shares of common stock, $1.00 par value per share. The common stock constitutes the only class of voting securities of the Company entitled to vote at the Annual Meeting. Stockholders of record at the close of business on March 8, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors shall have nine members unless changed by the Board. The Board has increased the number of Directors from nine to 10. The Board is divided into three classes: Class I, Class II and Class III. The Directors are elected to serve for a three-year term and until the election and qualification of their respective successors.

The shares represented by the proxies will be voted “for” the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast “against” any or all of them or that you “abstain.” Each nominee elected as a Director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, removal or death. If any nominee declines or is unable to accept such nomination to serve as a Director, events which the Board does not now expect, the proxies reserve the right to substitute another person as a Board nominee, or to reduce the number of Board nominees, as they shall deem advisable. The proxy solicited hereby will not be voted to elect more than three Directors.

Except in a contested election, each Board nominee will be elected only if the number of votes cast “for” the nominee’s election exceed the number of votes cast “against” such nominee’s election. In a contested election (where a determination is made that the number of Director nominees is expected to exceed the number of Directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such Director.

Under the Company’s By-Laws, any incumbent Director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating/Corporate Governance Committee’s recommendation within 90 days from the date of the certification of election results and publicly disclose its decision and the rationale behind it.

As discussed in more detail below under “Board and Committees,” the Board believes that its Directors and nominees for Director should, among other things, (1) have significant leadership experience at a complex organization, (2) be accustomed to dealing with complex problems, and (3) have the education, experience and skills to exercise sound business judgment. In evaluating its Directors and nominees for Director, the Nominating/Corporate Governance Committee looks at the overall size and structure of the Board and strives to assemble a Board that is skilled, diverse, well-rounded and experienced. The specific experiences, qualifications, skills and attributes of each of the Class I, Class II and Class III Directors are described below. These experiences, along with the Directors’ honesty, sound judgment and commitment to the Company, led the Board to conclude that the Class I Directors should be elected to serve on the Board and that the Class II and Class III Directors should continue to serve on the Board.

CLASS I
Directors to be Elected

William C. Ballard, Jr., age 70.  Mr. Ballard is former Of Counsel to Greenebaum Doll & McDonald PLLC (law firm), a position he held from 1992 to June 2008. From 1970 to 1992, Mr. Ballard was Executive Vice President, Chief Financial Officer and Director of Humana Inc. (provider of integrated health care services). Mr. Ballard also serves as a Director of UnitedHealth Group Incorporated (diversified health and well-being company). Mr. Ballard has served as a Director of the Company since 1996 and is a member of the Board’s Compensation, Executive, Investment and Planning Committees. Mr. Ballard’s background as an attorney and his extensive experience in the health care industry through his long-time service to Humana Inc. and his current director role with UnitedHealth Group Incorporated give him a unique perspective.

Peter J. Grua, age 57.  Mr. Grua is a Partner of HLM Venture Partners (provider of venture capital), where he has held various positions since 1992. Mr. Grua also serves as a Director of The Advisory Board Company (provider of best practices research and analysis to the health care industry). Mr. Grua served as a Director of Familymeds, Inc. (an operator of apothecary pharmacies) until 2007 and Renal Care Group, Inc. (an operator of kidney dialysis facilities) until 2006. Mr. Grua has served as a Director of the Company since 1999 and is a member of the Board’s Executive, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Grua serves as the Chair of the Nominating/Corporate Governance Committee and the presiding Director of executive sessions of non-employee Directors and independent Directors. Mr. Grua’s entrepreneurial and leadership experience with HLM Venture Partners and his expertise in the health care industry through directorships with a variety of public and private companies are valuable assets to the Board.

R. Scott Trumbull, age 62.  Mr. Trumbull is Chairman and Chief Executive Officer of Franklin Electric Co., Inc. (manufacturer of water and fuel pumping systems), a position he has held since January 2003. From October 2001 through December 2002, Mr. Trumbull was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass containers). From 1993 to October 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull also serves as Non-Executive Chairman of the Board of Schneider National, Inc. (privately-held leader in freight delivery and logistics). Mr. Trumbull has served as a Director of the Company since 1999 and is a member of the Board’s Audit, Investment and Planning Committees. Mr. Trumbull’s leadership experience as Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and in various capacities at Owens-Illinois, Inc. provide the Board with a global perspective.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES.  Each nominee receiving more votes “for” his or her election than votes “against” his or her election will be elected. If an incumbent Director nominee receives a greater number of votes “against” his or her election than votes “for” such election, he or she is required to tender his or her resignation for consideration by the Nominating/Corporate Governance Committee in accordance with the Company’s By-Laws.

CLASS II
Directors Whose Terms Continue (1)

Pier C. Borra, age 71.  Mr. Borra is Chairman of CORA Health Services, Inc. (outpatient rehabilitation services), a position he has held since January 1998. From April 1985 to December 1997, Mr. Borra served as Chairman, President and Chief Executive Officer of Arbor Health Care Company (provider of subacute medical services). Mr. Borra has served as a Director of the Company since 1991 and is a member of the Board’s Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Borra brings a wealth of knowledge and experience in the health care industry to the Board as Chairman of CORA Health Services, Inc. and previously as Chairman, President and Chief Executive Officer of Arbor Health Care Company.

George L. Chapman, age 63.  Mr. Chapman is Chairman, Chief Executive Officer and President of the Company. Mr. Chapman served as Chairman and Chief Executive Officer of the Company from October 1996 to January 2009 and assumed the additional title of President of the Company in January 2009. Mr. Chapman previously served as President of the Company from September 1995 to May 2002. From January 1992 to September 1995, Mr. Chapman served as Executive Vice President and General Counsel of the Company. Mr. Chapman has served as a Director of the Company since 1994 and is a member of the Board’s Executive, Investment and Planning Committees. Mr. Chapman’s day-to-day leadership of the Company, as Chairman, Chief Executive Officer and President, provides him with intimate knowledge of the Company’s business and operations.

Sharon M. Oster, age 62.  Ms. Oster is the Dean of the Yale University School of Management. Ms. Oster has served as a Director of the Company since 1994 and is a member of the Board’s Compensation, Investment and Planning Committees. Ms. Oster served as a Director of The Aristotle Corporation (holding company for a manufacturer and distributor of educational, health and agricultural products) until 2005 and Transpro, Inc. (designer and manufacturer of precision transportation products) until 2005. Ms. Oster’s expertise in competitive strategy, economic theory and management, leadership role at the Yale University School of Management and directorships with a variety of public companies give her a unique perspective.

Jeffrey R. Otten, age 60.  Mr. Otten is the President of JRO Ventures Inc. (management consulting firm), a position he has held since 2002. From January 2004 to August 2005, Mr. Otten served as Chief Executive Officer of Stentor Corporation (provider of digital medical imaging). From 1994 to 2002, Mr. Otten served as Chief Executive Officer of Brigham and Women’s Hospital, a teaching affiliate of Harvard Medical School. Mr. Otten has served as a Director of the Company since January 2008 and is a member of the Board’s Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. Otten has extensive knowledge of the hospital sector and health care industry from his service as Chief Executive Officer of Brigham and Women’s Hospital and entrepreneurial and leadership experience from his work as President of JRO Ventures Inc. and Chief Executive Officer of Stentor Corporation.

CLASS III
Directors Whose Terms Continue (2)

Thomas J. DeRosa, age 53.  Mr. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons. Mr. DeRosa also serves as a Director of CBL & Associates Properties, Inc. (owner and developer of malls and shopping centers), Value Retail PLC (a U.K.-based owner, operator and developer of luxury outlet shopping villages in Europe) and Georgetown University (where he also serves on the Audit Committee). Mr. DeRosa served as a Director of Dover Corporation (global provider of equipment, specialty systems and services for various industrial and commercial markets) until 2010. Mr. DeRosa has served as a Director of the Company since 2004 and is a member of the Board’s Audit, Investment, Nominating/Corporate Governance and Planning Committees. Mr. DeRosa serves as the Chair of the Audit Committee. Mr. DeRosa has extensive knowledge of the real estate industry and capital markets from his experience as Vice Chairman and Chief Financial Officer of The Rouse Company and his leadership roles at Deutsche Bank and Alex. Brown & Sons.

Jeffrey H. Donahue, age 64.  Mr. Donahue is former President and Chief Executive Officer of Enterprise Community Investment, Inc. (provider of affordable housing), a position he held from January 2003 to April 2009. Mr. Donahue was Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations) from December 1998 to September 2002. Mr. Donahue serves as a Director of T. Rowe Price Savings Bank and Bentall Kennedy (real estate investment advisor). Mr. Donahue has served as a Director of the Company since 1997 and is a member of the Board’s Compensation, Investment and Planning Committees. Mr. Donahue serves as the Chair of the Compensation Committee. Mr. Donahue has extensive knowledge of the real estate industry from his experience as President and Chief Executive Officer of Enterprise Community Investment, Inc. and Executive Vice President and Chief Financial Officer of The Rouse Company.

Fred S. Klipsch, age 69.  Mr. Klipsch is Chairman of the Board and Chief Executive Officer of Klipsch Group, Inc. (global speaker manufacturer), a position he has held since 1989. Since 1990, Mr. Klipsch also has served as Chairman of the Board and Chief Executive Officer of Klipsch Lanham Investments. Mr. Klipsch served as Chairman of the Board and Chief Executive Officer of Windrose Medical Properties Trust from its formation in 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Klipsch served as Vice Chairman of the Company from December 2006 until May 2009. Mr. Klipsch has served as a Director of the Company since December 2006 and is a member of the Board’s Investment and Planning Committees. Mr. Klipsch has extensive knowledge of the medical office building sector from his experience as Chairman of the Board and Chief Executive Officer of Windrose Medical Properties Trust and extensive leadership experience as Chairman of the Board and Chief Executive Officer of Klipsch Group, Inc.

(1)	The terms of Ms. Oster and Messrs. Borra, Chapman and Otten expire in 2012.

(2)	The terms of Messrs. DeRosa, Donahue and Klipsch expire in 2013.

BOARD AND COMMITTEES

Leadership Structure

The Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board believes it is in the best interests of the Company for the Board to make a determination regarding whether to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals (and during the course of its history, the Company has utilized each leadership model). Currently, Mr. Chapman serves as the Chairman, Chief Executive Officer and President of the Company. The Board has determined that this leadership structure is appropriate for the Company given the background, skills and experience of Mr. Chapman and the sustained growth and performance of the Company under Mr. Chapman’s leadership. The Board periodically reviews and assesses the Company’s leadership structure in connection with its review of succession planning. During this review, Mr. Chapman and the Board discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which the Company makes ongoing leadership assignments. See “Executive Officers” below for a description of the roles, background and experience of the Executive Officers of the Company.

Mr. Chapman presides at all meetings of the stockholders and of the Board of Directors (except as noted below) and generally supervises the business of the Company. The Board met five times during the year ended December 31, 2010. Executive sessions of non-employee Directors are held after regularly scheduled meetings of the Board and an executive session of independent Directors is held at least once each year. The presiding Director of these sessions is the Chair of the Nominating/Corporate Governance Committee, currently Mr. Grua. As presiding Director, Mr. Grua acts as a liaison between the independent Directors and the Chairman, coordinates the activities of the independent Directors, communicates with the independent Directors between meetings as needed and performs such other functions as designated from time to time by the Board. The Board believes the current leadership structure provides an appropriate balance between strategic development and independent oversight of Management.

Independence and Meetings

The Board has adopted Corporate Governance Guidelines that meet the listing standards adopted by the New York Stock Exchange and a Code of Business Conduct and Ethics that meets the New York Stock Exchange’s listing standards and complies with the rules of the Securities and Exchange Commission. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.hcreit.com.

Pursuant to the Corporate Governance Guidelines, the Board undertook a review of Director independence in January 2011. During this review, the Board considered transactions and relationships between each Director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a Director is independent.

The Board determined that other than Messrs. Chapman and Klipsch, all of the Directors (Ms. Oster and Messrs. Ballard, Borra, DeRosa, Donahue, Grua, Otten and Trumbull) meet the specific minimum independence requirements of the New York Stock Exchange. The Board also determined that, other than Messrs. Chapman and Klipsch, all of the Directors (Ms. Oster and Messrs. Ballard, Borra, DeRosa, Donahue, Grua, Otten and Trumbull) have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are therefore independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines.

The Board determined that all of the members of the Audit Committee (Messrs. Borra, DeRosa, Otten and Trumbull) are independent under the general independence standards of the New York Stock Exchange and the Corporate Governance Guidelines and under the separate independence standards for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Additionally, the Board determined that all of the members of the Compensation Committee (Ms. Oster and Messrs. Ballard and Donahue) are independent, non-employee and outside Directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. Finally, the Board determined that all of the members of the Nominating/Corporate Governance Committee (Messrs. Borra, DeRosa, Grua and Otten) are independent under the rules of the New York Stock Exchange.

The Board also determined that all of the nominees for election at the Annual Meeting (Messrs. Ballard, Grua and Trumbull) are independent from the Company and its Management under the standards set forth in the Corporate Governance Guidelines.

The Company’s policy is to schedule a meeting of the Board on the date of the annual meeting of stockholders and all of the Directors are encouraged to attend that meeting. All Directors attended last year’s annual meeting of stockholders.

The Board has standing Audit, Compensation, Executive, Investment, Nominating/Corporate Governance and Planning Committees. In 2010, all incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

Risk Management

The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of the Company’s risks. The Board regularly reviews the Company’s material risks and exposures, including operational, strategic, financial, legal and regulatory risks. The Audit Committee reviews the management of financial risk and the Company’s policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to the Company’s compensation plans and arrangements. The Nominating/Corporate Governance Committee reviews the management of risks relating to compliance and the Company’s corporate governance policies. While each committee is responsible for monitoring certain risks and the management of such risks, the entire Board of Directors is regularly informed about such risks through committee reports.

Management is responsible for identifying the Company’s significant risks, developing risk management strategies and policies and integrating risk management into the Company’s decision-making process. To that end, the Company has implemented an enterprise risk management program and created an internal risk management steering committee charged with identifying, monitoring and controlling such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted to the Company’s leadership, including Management, the appropriate Board committees and the Board of Directors.

Audit Committee

The Audit Committee has the authority and responsibility to engage and discharge the independent registered public accounting firm, pre-approve all audit and non-audit services to be provided by such firm, review the plan and results of the auditing engagement, review Management’s evaluation of the adequacy of the Company’s system of internal control over financial reporting, direct and supervise investigations into matters within the scope of its duties, and perform the duties set forth in its written charter and such other duties as are required by applicable laws or securities exchange rules. The members of the Audit Committee are Messrs. Borra, DeRosa, Otten and Trumbull, with Mr. DeRosa serving as Chair. The Audit Committee met six times during the year ended December 31, 2010.

The Audit Committee is comprised solely of Directors who are not officers or employees of the Company and who the Board has determined have the requisite financial literacy to serve on the Audit Committee. Additionally, the Board determined that no member of the Committee has any material relationship with the Company that might interfere with the exercise of the member’s independent judgment and that each member meets the standards of independence established by the Securities and Exchange Commission and the New York Stock Exchange. See “Independence and Meetings” above for a discussion of independence determinations.

The Board, after reviewing all of the relevant facts and circumstances, determined that Messrs. Borra, DeRosa and Trumbull are “audit committee financial experts.”

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

Compensation Committee

The Compensation Committee is responsible for determining the nature and amount of compensation for Executive Officers. The members of the Compensation Committee are Ms. Oster and Messrs. Ballard and Donahue, with Mr. Donahue serving as Chair. The Compensation Committee met eight times during the year ended December 31, 2010. The Board determined that the members of the Compensation Committee are independent, non-employee and outside directors, as the case may be, under the rules of the New York Stock Exchange, Securities and Exchange Commission and Internal Revenue Service. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com. See “Executive Compensation — Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

Executive Committee

The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board. The Executive Committee is also responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee. The members of the Executive Committee are Messrs. Ballard, Chapman and Grua. The Executive Committee did not meet during the year ended December 31, 2010.

Investment Committee

The function of the Investment Committee is to review and approve the Company’s investments in health care and senior housing real estate. During the year ended December 31, 2010, the Investment Committee met four times. Each member of the Board is a member of the Investment Committee. The Executive Committee is responsible for reviewing and approving the Company’s investments between meetings of the Investment Committee.

Nominating/Corporate Governance Committee

Responsibilities and Members.  The Nominating/Corporate Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, to make nominations to fill vacancies on the Board and to select the nominees for the Directors to be elected by the stockholders at each annual meeting. In addition, the Committee is responsible for evaluating, implementing and overseeing the standards and guidelines for the governance of the Company, including monitoring compliance with those standards and guidelines, developing and implementing succession plans and evaluating the performance of the Board. The members of the Nominating/Corporate Governance Committee are Messrs. Borra, DeRosa, Grua and Otten, with Mr. Grua serving as Chair. The Nominating/Corporate Governance Committee met five times during the year ended December 31, 2010.

The Committee is comprised solely of Directors who are not officers or employees of the Company. The Board has determined that no member of the Committee has any material relationship with the Company that might interfere with the member’s exercise of his independent judgment and that each member meets the standards of independence established by the New York Stock Exchange.

The Nominating/Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.hcreit.com.

Consideration of Director Nominees.  The Board believes that a nominee for Director should be or have been a senior manager, chief operating officer, chief financial officer or chief executive officer of a complex organization such as a corporation, university, foundation or governmental entity or unit or, if in a professional capacity, be accustomed to dealing with complex problems, or otherwise have obtained and excelled in a position of leadership. In addition, Directors and nominees for Director should have the education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom and vision to exercise sound business judgment and should have high personal and professional ethics, strength of character, integrity and values. Also, Directors and nominees for Director should be available and willing to attend regularly scheduled meetings of the Board and its committees and otherwise able to contribute a reasonable amount of time to the Company’s affairs, with participation on other boards of directors encouraged to provide breadth of experience to the Board. The age at the time of election of any nominee for Director should be such to assure a minimum of three years of service as a Director.

In identifying and evaluating nominees for Director, the Committee first looks at the overall size and structure of the Board each year to determine the need to add or remove Directors. Second, taking into consideration the characteristics mentioned above, the Committee determines if there are any specific qualities or skills that would complement the existing strengths of the Board. The Committee takes diversity into account in identifying and evaluating nominees for Director. The Committee considers diversity in terms of (1) professional experience, including experience in the Company’s primary business segments and in areas of possible future expansion, (2) educational background and (3) age, race, gender and national origin.

The Committee uses multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and Management, and may seek input from third party executive search firms retained at the Company’s expense. If the Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Committee and each nominee during the screening and evaluation process. The Committee will review the résumé and qualifications of each candidate based on the criteria described above, and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Committee to be potential nominees, the Committee will obtain such background and reference checks as it deems necessary, and the Chair of the Committee and the Chairman of the Board will interview qualified candidates. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the other members of the Committee. If the candidate is approved by the Committee, the candidate will have an opportunity to meet with the remaining Directors and Management. At the end of this process, if the Committee determines that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Committee will then recommend to the Board that the candidate stand for election by the stockholders or fill a vacancy or newly created position on the Board. Each year, the Board and the Committee evaluate the size, composition and diversity of the Board as part of the Board and Committee self-evaluation process. These self-evaluations help the Committee assess the effectiveness of the foregoing procedures for identifying and evaluating nominees for Director.

The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Committee in care of the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Committee requires that stockholder recommendations for Director nominees be submitted by December 2, 2011 and be accompanied by (1) the name, age, business address and, if known, residence address of the nominee, (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee, (3) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the nominee and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of Directors under Regulation 14A of the Securities Exchange Act of 1934, as amended, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected. Also, the stockholder making the nomination should include (1) his or her name and record address, together with the name and address of any other stockholder known to be supporting the nominee and (2) the class or series and number of shares of the Company’s stock that are owned beneficially or of record by the stockholder making the nomination and by any other supporting stockholders. Nominees for Director who are recommended by stockholders will be evaluated in the same manner as any other nominee for Director.

In addition to the right of stockholders to recommend Director nominees to the Committee, the By-Laws provide that a stockholder entitled to vote for the election of Directors may make nominations at a meeting of stockholders of persons for election to the Board if the stockholder has complied with specified prior notice requirements. To be timely, a stockholder’s notice of an intent to nominate a Director at a meeting of stockholders must be in writing and delivered to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting of stockholders. With respect to the 2012 Annual Meeting, such a notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 15, 2012. The By-Laws further require that such a notice include all of the information specified in the preceding paragraph for stockholder recommendations to the Committee for Director nominees.

The Company may require that the proposed nominee furnish other information as the Company may reasonably request to assist in determining the eligibility of the proposed nominee to serve as a Director. At any meeting of stockholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.

Planning Committee

The function of the Planning Committee is to assist Management with identifying strategic opportunities for the Company. The Planning Committee met once during the year ended December 31, 2010. Each member of the Board is a member of the Planning Committee.

COMMUNICATIONS WITH THE BOARD

Stockholders and other parties interested in communicating with the Board of Directors or any specific Directors, including the presiding Director of executive sessions of non-employee Directors and independent Directors, or the non-employee or independent Directors as a group, may do so by writing to the Board of Directors, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615. The Nominating/Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Senior Vice President-Administration and Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of the correspondence (with copies of the correspondence attached) that, in the opinion of the Senior Vice President-Administration and Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal control over financial reporting and auditing matters, it will be summarized and forwarded to the Chair of the Audit Committee for review). Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.

EXECUTIVE OFFICERS

The following information is furnished as to the Executive Officers of the Company:

George L. Chapman, age 63.  Mr. Chapman has served as Chairman and Chief Executive Officer of the Company since October 1996. Mr. Chapman assumed the additional title of President of the Company in January 2009. As described above, Mr. Chapman has served in various executive capacities with the Company since 1992.

Scott A. Estes, age 40.  Mr. Estes has served as Senior Vice President and Chief Financial Officer of the Company since March 2006 and was promoted to Executive Vice President and Chief Financial Officer in January 2009. Mr. Estes served as Vice President of Finance of the Company from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Research Analyst and Vice President with Deutsche Bank Securities.

Charles J. Herman, Jr., age 45.  Mr. Herman has served as Executive Vice President and Chief Investment Officer of the Company since March 2006. Mr. Herman served as Vice President and Chief Investment Officer of the Company from May 2004 to March 2006 and served as Vice President of Operations from August 2000 to May 2004. From 1998 to August 2000, Mr. Herman was a founding member and President of Herman/Turner Group, LLC, a health care consulting company. Prior to that date, Mr. Herman was a founder and Chief Operating Officer of Capital Valuation Group, a health care consulting firm founded in 1991.

Jeffrey H. Miller, age 51.  Mr. Miller has served as Executive Vice President and General Counsel of the Company since March 2006 and assumed the additional title of Executive Vice President-Operations in January 2009. Mr. Miller served as Vice President and General Counsel of the Company from July 2004 to March 2006.

From 1996 to June 2004, Mr. Miller was a partner in the real estate practice group of the law firm of Shumaker, Loop & Kendrick, LLP.

John T. Thomas, age 44.  Mr. Thomas has served as Executive Vice President-Medical Facilities since January 2009. Mr. Thomas served as President and Chief Development Officer of Cirrus Health, an owner and operator of hospitals, ambulatory surgery centers and other health care facilities, from July 2005 to January 2009. Mr. Thomas served as Senior Vice President/General Counsel for Baylor Health Care System from October 2000 to July 2005 and as General Counsel/Secretary for the St. Louis division of the Sisters of Mercy Health System from April 1997 to October 2000.

Michael A. Crabtree, age 54.  Mr. Crabtree has served as Vice President and Treasurer of the Company since March 2006 and was promoted to Senior Vice President and Treasurer in January 2009. Mr. Crabtree served as Treasurer from July 2000 to March 2006 and served as Controller of the Company from 1996 to September 2002. From July 1993 to July 1996, Mr. Crabtree was Chief Financial Officer of Westhaven Services Co., a provider of pharmaceutical services to nursing homes.

Erin C. Ibele, age 49.  Ms. Ibele has served as Senior Vice President-Administration and Corporate Secretary of the Company since March 2006 and served as Vice President-Administration and Corporate Secretary of the Company from January 1993 to March 2006. Since 1986, Ms. Ibele has served in various capacities with the Company.

Daniel R. Loftus, age 60.  Mr. Loftus has served as Senior Vice President of the Company since December 2006. Mr. Loftus served as Secretary and General Counsel of Windrose Medical Properties Trust from March 2002 until December 2006, when Windrose Medical Properties Trust merged with the Company. Mr. Loftus was Of Counsel to Bone McAllester Norton PLLC during 2002 and Wyatt, Tarrant & Combs, LLP in Nashville, Tennessee from late 1997 to March 2002.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth, as of March 8, 2011, unless otherwise specified, certain information with respect to the beneficial ownership of the Company’s shares of common stock by each Director of the Company, each Named Executive Officer, and the Directors and Executive Officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company’s shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding shares of common stock of the Company.

	Common Stock
			Total Shares
	Shares Held	Options Exercisable	Beneficially
Name of Beneficial Owner	of Record(1)	Within 60 Days	Owned(2)(3)(4)(5)

William C. Ballard, Jr.	31,092	0	31,092 (6)
Pier C. Borra	67,307	0	67,307
George L. Chapman	310,003	147,107	457,110
Thomas J. DeRosa	13,901	10,000	23,901
Jeffrey H. Donahue	23,851	0	23,851
Scott A. Estes	57,737	52,027	109,764
Peter J. Grua	24,101	1,666	25,767
Charles J. Herman, Jr.	73,038	36,482	109,520
Fred S. Klipsch	63,999	0	63,999
Jeffrey H. Miller	53,741	33,512	87,253
Sharon M. Oster	19,101	0	19,101
Jeffrey R. Otten	7,829	0	7,829
John T. Thomas	27,283	4,756	32,039
R. Scott Trumbull	55,299	0	55,299
All Directors and Executive Officers as a group (17 persons)	954,421	362,552	1,316,973 (7)

(1)	Includes all restricted shares granted under the Company’s 1995 Stock Incentive Plan, Stock Plan for Non-Employee Directors or Amended and Restated 2005 Long-Term Incentive Plan (“2005 Long-Term Incentive Plan”) beneficially owned by such Directors and Named Executive Officers and all Directors and Executive Officers as a group as of March 8, 2011.

(2)	Does not include 675 deferred stock units granted to each non-employee Director in January 2009 that have not yet been converted into shares of common stock. These deferred stock units will be converted into shares of common stock on the next anniversary of the date of grant.

(3)	Does not include 1,155 deferred stock units granted to each non-employee Director in January 2010 that have not yet been converted into shares of common stock. These deferred stock units will be converted into shares of common stock in two equal installments on the next two anniversaries of the date of grant.

(4)	Does not include 491 deferred stock units granted to each non-employee Director in May 2010. These deferred stock units will be converted into shares of common stock in three equal installments on the next three anniversaries of the date of grant.

(5)	Does not include 1,933 deferred stock units granted to each non-employee Director in January 2011. These deferred stock units will be converted into shares of common stock in three equal installments on the next three anniversaries of the date of grant.

(6)	Mr. Ballard’s total shares beneficially owned include 5,000 shares owned by his spouse.

(7)	Total beneficial ownership represents 0.75% of the outstanding shares of common stock of the Company.

Based upon filings made with the Securities and Exchange Commission in February 2011 (with respect to holdings as of December 31, 2010), the only stockholders known to the Company to be the beneficial owners of more than 5% of the Company’s common stock are as follows:

			Percent of
	Common Stock		Outstanding
Beneficial Owner	Beneficially Owned		Common Stock(5)

The Vanguard Group, Inc.	14,875,288	(1)	8.43%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	11,419,049	(2)	6.47%
40 East 52nd Street New York, NY 10022
Invesco Ltd.	9,893,503	(3)	5.61%
1555 Peachtree Street NE Atlanta, GA 30309
Vanguard Specialized Funds	7,667,586	(4)	4.34	%(6)
100 Vanguard Blvd. Malvern, PA 19355

(1)	Includes 181,624 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. In the aggregate, The Vanguard Group, Inc. and Vanguard Fiduciary Trust Company have sole voting power over 181,624 shares, sole dispositive power over 14,693,664 shares and shared dispositive power over 181,624 shares.

(2)	In the aggregate, BlackRock, Inc. and its affiliates have sole voting power and sole dispositive power over 11,419,049 shares.

(3)	In the aggregate, Invesco Ltd. and its affiliates have sole voting power over 5,551,677 shares, shared voting power over 62,100 shares, sole dispositive power over 9,857,758 shares and shared dispositive power over 35,745 shares.

(4)	Vanguard Specialized Funds has sole voting power over 7,667,586 shares.

(5)	The percentages set forth in the table reflect percentage ownership as of March 8, 2011. The actual filings of these beneficial owners provide percentage ownership as of December 31, 2010.

(6)	Vanguard Specialized Funds reported beneficial ownership of 5.23% of the Company’s common stock as of December 31, 2010.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and Executive Officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors and Executive Officers complied with all applicable filing requirements during the fiscal year ended December 31, 2010.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder returns. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth. Please refer to “Executive Compensation — Compensation Discussion and Analysis — Executive Summary” for an overview of the compensation of the Named Executive Officers and the Company’s key financial and strategic achievements in 2010 that drove compensation decisions.

Resolved, that the compensation paid to the Company’s Named Executive Officers as disclosed in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation — Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables, is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. The Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Company will consider stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Named Executive Officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its stockholders at this time. This will allow the stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by the stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for advisory approval of this proposal.

EXECUTIVE COMPENSATION

An overview and analysis of the Company’s compensation programs and policies, the material compensation decisions made under those programs and policies with respect to the Executive Officers, and the material factors considered in making those decisions are set forth below. Following this Compensation Discussion and Analysis is a series of tables containing specific data about the compensation earned in 2010 by the following individuals, referred to as the “Named Executive Officers”:

•	George L. Chapman — Chairman, Chief Executive Officer and President

•	Scott A. Estes — Executive Vice President and Chief Financial Officer

•	Jeffrey H. Miller — Executive Vice President-Operations and General Counsel

•	Charles J. Herman, Jr. — Executive Vice President and Chief Investment Officer

•	John T. Thomas — Executive Vice President-Medical Facilities

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The primary goals of our compensation program are to link pay to Company performance, align the interests of Management with those of the stockholders, and retain top Management talent. Key financial and strategic achievements that drove compensation decisions in 2010 include the following:

•	The Company completed an unprecedented $3.2 billion in gross new investments in 2010 with leading senior housing operators and health systems. These investments position the Company to deliver substantial returns to stockholders into the future and far exceeded the maximum performance objective for 2010.

•	The Company raised nearly $3 billion in equity and debt capital in 2010, including $1 billion in the fourth quarter. The fourth quarter capital raising activity had a dilutive effect on normalized FFO per share. The Company believes that the enhanced growth potential resulting from the investments noted above more than offsets the near-term dilution, which occurred as a result of raising the capital early and completing the majority of the investments during the last week of December.

•	The Company added 23 new partnerships in 2010 with premier senior housing operators and health systems. Through these partnerships and other investments, the Company has exceeded its strategic repositioning goals for 2010. The balance between “operating” and triple next lease investments, along with operator and property type diversification, has produced one of the best “risk-adjusted” returns in the sector.

•	The Company generated a three-year total stockholder return of 9.0% on a compound, annualized basis. This return compares favorably to the NAREIT All Equity Index (+0.7%) and a market-cap weighted index of our five closest health care REIT peers (+8.9%).

•	The dividend paid in February 2011 represents the Company’s 159th consecutive dividend payment. The Company has also announced a 3.6% increase to the quarterly cash dividend to $0.715 per share, commencing with the May 2011 dividend.

Highlighted below are the key components of our executive compensation programs and the rationale for the key actions and decisions made with respect to our executive compensation program for 2010.

Compensation	Description and Principal Contribution to
Component	Compensation Objectives	2010 Highlights

Base Salary
•   Minimum level of fixed compensation necessary to attract and retain executive talent.

•   Salaries are set based on a variety of factors including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience, and individual performance and potential.
• The Committee approved 2010 base salaries at the January 2010 Compensation Committee meeting.

Annual Cash Incentives
•   Performance-based cash incentives that reward achievement of performance objectives tied to the Company’s annual business plan as well as achievement of individual performance objectives.

•   A range of earnings opportunity, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high), is established for each executive. Actual bonuses depend on achievement relative to the corporate and individual performance objectives described on pages 21 and 22.
• As described in more detail on page 21, actual performance for the year was as follows for each of the corporate performance measures in the annual incentive program:

  •   Normalized FFO per share — between threshold and target

  •   Strategic Repositioning of Portfolio — exceeded high

  •   Core Medical Office Building Net Operating Income — between threshold and target

  •   Net Investments — substantially exceeded high

  •   Maintenance of Credit Rating — high

•   Individual performance varied for each executive, as described in more detail on page 22.

• Based on this assessment of performance, actual bonuses for 2010 performance were between target and high.

Compensation	Description and Principal Contribution to
Component	Compensation Objectives	2010 Highlights

Long-Term Incentives
•   Grants of equity where the total grant-date fair value of each executive’s award is determined by achievement of pre-established corporate and individual goals for the performance year.

•   Promotes achievement of performance goals tied to the Company’s business strategies, focuses executives on creating long-term value for stockholders, and assists the Company in retaining key executives.

•   A range of earnings opportunity, expressed in dollar values corresponding to three levels of performance (threshold, target and high), is established for each executive. The actual grant-date fair value of the awards depends on achievement versus the corporate performance goals set by the Compensation Committee. Fifteen percent of each executive’s award is based on our three-year total shareholder return (TSR) versus the NAREIT All Equity Index, 15% is based on our TSR relative to a market-cap weighted index of the five other largest health-care REITs (HCP, HR, NHP, SNH, and VTR), 45% is based on the Company’s blended score on the same measures as used in the annual incentive program, and 25% is based on individual performance.

•   Seventy-five percent of earned amounts are awarded in the form of restricted stock and 25% in the form of stock options, each vesting in five equal annual installments from the grant date.
• As described in more detail on page 23, actual performance for the year was as follows for each of the corporate performance measures in the long-term incentive program:

  •   HCN’s three-year cumulative annual TSR versus the NAREIT All Equity Index — exceeded high

  •   HCN’s three-year cumulative annual TSR versus a market-cap weighted index — between target and high

  •   Blended score against annual incentive program measures — between target and high

•   As previously discussed, individual performance varied for each executive, as described in more detail on page 22.

• Based on this assessment of performance, actual bonuses for 2010 performance were between target and high.

Special Long- Term Incentive Award
•   Special awards of performance-based vesting restricted stock to recognize the significant transaction volume in 2010 and create an incentive tied to the future profitability of those investments.

•   These awards will vest in three equal annual installments only if certain performance hurdles associated with these investments are achieved in each of 2011, 2012, and 2013.
• The Committee awarded special grants of performance-based vesting restricted stock ranging from $200,000 — $350,000 to each of the Named Executive Officers. See page 24 for additional detail.

• One-third of these restricted shares will vest in each of the next three years only if the 2011, 2012, and 2013 net operating income or rent is at least 75% of budget for all deals above $25 million that closed in 2010 (representing 82% of total 2010 investment volume).

Other Long- Term Incentive Awards	• As part of securing Mr. Chapman’s services for the next three years, the Committee agreed to provide additional awards of restricted stock in each year.	• The Committee awarded a special grant of $1 million in restricted stock to Mr. Chapman in consideration of his agreement to extend his service to the Company and in an effort to bridge the gap between his historical compensation and that of the CEOs in the peer group.

Compensation	Description and Principal Contribution to
Component	Compensation Objectives	2010 Highlights

Benefits and Perquisites	• To attract and retain talented executives, the Company provides benefits comparable to those offered by companies in our peer group and other companies with whom we compete for talent.	• There were no changes to the benefits and perquisites provided to the Named Executive Officers in 2010.
• Executive Officers participate in the same benefit programs as all other Company employees.

•   In addition, Mr. Chapman receives certain perquisites, such as membership dues for two dining/country clubs frequently used for business purposes, a term life insurance policy, and a supplemental executive retirement plan (SERP).

Employment Agreements
•   The Company has entered into employment agreements with each of the Named Executive Officers to provide severance benefits upon certain termination events, including a change-in-control. Change-in-control severance protection provides for stability and continuity in the event of a change-in-control by ensuring our Executive Officers are able to devote their full attention to the Company even if there is a risk they may be terminated.
• On December 2, 2010, the Company entered into an amended and restated employment agreement, effective as of January 31, 2011, with Mr. Chapman, Chairman, CEO and President. The initial term of the agreement expires January 31, 2014, but provides for one optional three-year renewal term.

•   The provisions of the agreement are generally the same as the provisions of Mr. Chapman’s prior agreement, with two important exceptions:

  •   The amended and restated agreement does not provide an excise tax gross-up

  •   The amended and restated agreement does not enable Mr. Chapman to terminate employment for any reason after a change in corporate control and receive severance

•   The Committee believes these changes were important to ensure the agreement was consistent with recognized corporate governance “best practice.”

• The employment agreements for the other Named Executive Officers were not amended during 2010.

In summary, the Committee concluded that the 2010 performance-based compensation together with 2010 base salary levels are well aligned with the Company performance for the year and that the linkage between pay and performance is strong.

Executive Compensation Program Objectives

The Company’s compensation programs are designed to achieve the following objectives:

•	Attract and retain top Management talent. The executive compensation programs are structured to provide market-competitive compensation opportunities for the Company’s Executive Officers. Each year, the Compensation Committee conducts a competitive review of the Company’s executive compensation programs versus those of the Company’s peers to understand market-competitive compensation levels. In addition, the Compensation Committee assesses each Executive Officer’s experience, role in the organization and individual performance. Following this review, the Committee establishes target total compensation opportunities, which may be above or below the market median. As described in more detail below, multi-year vesting of long-term incentive compensation is used to help achieve the Company’s retention objectives.

•	Link compensation realized to the achievement of the Company’s short- and long-term financial and strategic goals. A majority of each Executive Officer’s total direct compensation opportunity is in the form of annual and long-term incentive compensation. Actual compensation may be above or below the targeted level, depending on achievement relative to pre-established performance goals, at both the corporate and individual levels, that are designed to support the Company’s short- and long-term business plans.

•	Align Management and stockholder interests by encouraging long-term stockholder value creation. The long-term incentive component of compensation is granted in the form of Company equity, which aligns Management’s interests with those of the Company’s stockholders. The value realized by the Executive Officer from equity compensation is directly linked to the value created for the Company’s stockholders.

Compensation Committee Procedures

The Compensation Committee is responsible for determining the nature and amount of compensation for the Company’s Chief Executive Officer and for reviewing and approving the compensation for the other seven Executive Officers listed on pages 9 and 10. The Committee consists of three non-employee Directors. Jeffrey H. Donahue is the Compensation Committee Chair and William C. Ballard, Jr. and Sharon M. Oster are Committee members.

Compensation Consultant

The Compensation Committee engages Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant to advise the Committee on compensation program design, the components of the Company’s executive compensation programs and the amounts the Company should pay its Executive Officers. Cook & Co. also provides the Committee with information on executive compensation trends and best practices and advice for potential improvements to the executive compensation programs. Cook & Co. also advises the Committee on the design and amount of compensation for non-employee Directors.

Cook & Co. performs no services for Management unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Committee and maintains no other economic relationships with the Company. The consultant generally attends meetings of the Committee, and the Chair of the Committee frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by Management. As part of the process of assessing the effectiveness of the Company’s compensation programs and assisting with implementation, the consultant also interacts with members of Management. The consultant’s primary contacts with Management are the Executive Vice President and Chief Financial Officer and the Senior Vice President-Administration and Corporate Secretary.

Input of Executive Officers on Compensation

The Compensation Committee receives input from certain Executive Officers on a variety of issues related to compensation.

•	The Chairman, Chief Executive Officer and President provides an assessment of the individual performance achievement of the other Executive Officers. This individual performance assessment determines a portion of each Executive Officer’s annual and long-term incentive compensation. In addition, the Chairman, Chief Executive Officer and President provides input on salary increases and increases to incentive compensation opportunities for the Executive Officers. The Committee takes these recommendations into consideration when determining earned incentive compensation and when setting compensation opportunities for the coming year.

•	Each year, Management establishes an annual plan for the Board’s review, which includes financial budgets and key strategic objectives for the Company. The Committee has designed the compensation programs to reward the achievement of certain financial and strategic objectives included in the annual plan. Because members of Management prepare the initial plan, they have input into the performance measures and goals used in the incentive programs.

•	The Company’s Executive Vice President and Chief Financial Officer assists the Compensation Committee in assessing the financial impact of compensation decisions.

•	The Company’s Senior Vice President-Administration and Corporate Secretary assists the Committee in administering the compensation programs, including the Company’s 2005 Long-Term Incentive Plan, and ensuring that all relevant documentation and disclosures are completed (e.g., filings with the Securities and Exchange Commission, legal documents, etc.).

Annual Review of Executive Compensation

Each year, with the assistance of its independent consultant, the Compensation Committee conducts a comprehensive review of the executive compensation programs in terms of compensation levels versus a relevant peer group of REITs. This year, the results of the competitive review were presented and discussed at the Committee meeting held on October 28, 2010.

When examining comparisons to external data, it is important to understand the dynamic executive compensation environment the Company has faced over the past several years. Executive compensation levels among REITs have increased significantly, and as the Company has grown and is now included in the S&P 500 Index, its relevant comparative peer group has included larger companies with higher levels of executive compensation. The combination of these two factors has resulted in dramatic year-over-year changes in competitive medians. Although the Committee’s intention is to generally provide market-competitive levels of compensation, which it has defined as median compensation, the Committee has also been prudent in granting year-over-year increases in compensation to the Executive Officers. As a result, the actual increases in target compensation opportunities, while substantial, have not brought all Executive Officers’ target pay opportunities to the peer group median. In addition, as discussed further in this Compensation Discussion and Analysis, the Committee considers many other factors besides external market data when setting target compensation opportunities.

The 2010 review used the same comparative peer group that was used in 2009. The peer group included three REITs in the health care sector and seven other REITs of similar size to the Company in terms of market and total capitalization. These REITs were:

Alexandria Real Estate Equities, Inc.	Host Hotels & Resorts, Inc.
AMB Property Corporation	Kimco Realty Corporation
AvalonBay Communities, Inc.	Nationwide Health Properties, Inc.
Boston Properties, Inc.	UDR, Inc.
HCP, Inc.	Ventas, Inc.

The review included a competitive compensation analysis for the Company’s top-five Executive Officers, including Messrs. Chapman, Estes, Miller, Herman and Thomas. The analysis compared all components of pay: base salary, annual incentive compensation, total annual compensation (base salary plus annual incentive compensation), long-term incentive compensation, total direct compensation (total annual compensation plus long-term incentive compensation), other compensation (perquisites, change in pension values and non-qualified deferred compensation, etc.) and total compensation.

Findings from this review indicated that the current compensation structure would generally provide 75th percentile compensation to Mr. Chapman as compared to Chief Executive Officers in the peer group companies, but Mr. Chapman’s base salary was below the market median. The Committee believes the 75th percentile is an appropriate competitive position for Mr. Chapman given his significant experience and consistently strong performance as CEO. The study also indicated that the current compensation structure for Messrs. Estes, Miller, Herman, and Thomas would provide compensation below the 25th percentile as compared to the other named executive officers in the peer group. As a result, the Compensation Committee decided to adjust base salaries for all the Named Executive Officers and to adjust the annual and long-term incentive opportunities for Messrs. Estes, Miller, Herman and Thomas to bridge the significant gap between their current compensation and market median, which is the desired competitive position for these executives. These adjustments were approved at the January 27, 2011 Compensation Committee meeting, to be effective for fiscal 2011. Also approved at the January 27, 2011 Compensation Committee meeting were annual cash bonuses and long-term incentive awards for 2010 performance.

Compensation Elements

The Company’s executive compensation programs have the following elements:

•	Base salary

•	Annual incentives (cash bonuses)

•	Long-term incentives

•	Benefits and perquisites

Base Salary

Base salaries are paid because some minimum level of fixed compensation is necessary to attract and retain executive talent. Base salaries are generally targeted to the competitive market median, but may deviate from this competitive position based on the scope of the individual’s role in the organization, his or her level of experience in the current position and individual performance. Base salaries are reviewed annually and may be adjusted to better match market competitive levels and/or to recognize an individual’s growth and development in his or her position. The base salaries for the Named Executive Officers are as follows:

Executive	2010	2011	% Increase

George L. Chapman	$653,145	$700,000	7.2%
Scott A. Estes	331,500	400,000	20.7%
Jeffrey H. Miller	331,500	400,000	20.7%
Charles J. Herman, Jr.	315,000	400,000	27.0%
John T. Thomas	315,000	400,000	27.0%

The Committee decided to increase Mr. Chapman’s salary to $700,000 and base salaries for the other Named Executive Officers to $400,000 to approximate the projected market median and 40th percentile, respectively, from the competitive compensation review. The Compensation Committee wanted target pay opportunities for Messrs. Estes, Miller, Herman, and Thomas to be fairly equivalent because the Committee believes the roles and responsibilities of each executive, while different, are of generally equal importance to the Company. Mr. Chapman’s base salary, on the other hand, is higher than the other executives because, as Chairman, Chief Executive Officer and President, Mr. Chapman has greater overall responsibility for setting strategy and ensuring the Company’s success.

Annual Incentives

In 2010, the Named Executive Officers participated in the annual incentive program, which provides rewards for the achievement of certain performance objectives tied to the Company’s annual business plan, as well as achievement of individual performance objectives. Under this program, a range of earnings opportunity is established for each executive at the beginning of the performance period, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and high). Annual incentives are paid in cash in the first quarter of the year following the performance year (e.g., 2010 bonuses were paid in the first quarter of 2011).

The corporate performance measures and weightings set by the Compensation Committee for 2010 under the annual incentive program were as follows:

•	Normalized Funds from Operations (FFO) per share (weighted 40%). FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This measure is included in the compensation program because it is the measure most commonly used by analysts to assess the performance of REITs. For purposes of calculating incentive compensation, FFO per share is adjusted for unusual and non-recurring items. If the Company achieves a level of FFO per share as a result of inappropriate amounts of leverage, the Committee may determine that bonuses should not be paid for this goal. The weighting for this measure in 2010 remained the same as in 2009.

•	Strategic Repositioning (weighted 20%). This measure was included to provide incentives to successfully execute the Company’s strategy of increasing the percentage of the real estate portfolio categorized as combination facilities, which provide multiple levels of service, and medical facilities, which include medical office buildings and hospitals. The weighting for this measure was increased in 2010 to 20% (from 15% in 2009).

•	Core MOB NOI (weighted 10%). This measure focused Management on increasing net operating income (NOI) of the core medical office building (MOB) assets. NOI is defined as total revenues, including tenant reimbursements, less property operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense. The weighting for this measure in 2010 remained the same as in 2009.

•	Net Real Estate Investments (weighted 20%). A net real estate investment goal was not included in 2009 because increasing net investments was not one of the Company’s primary objectives for 2009. In 2010, however, the capital markets stabilized and investment opportunities again became available. We included net real estate investment objectives as a performance measure for 2010 because net investments are important to our growth and future profitability. Net real estate investments means gross real estate investments less sales of properties and loan repayments.

•	Maintain Credit Ratings (weighted 10%). This measure, which refers to the Company’s credit ratings by Moody’s Investors Service and Standard & Poor’s Ratings Services, its weighting, and its goals remained the same in 2010 as in prior years. Maintenance of credit ratings by both Moody’s Investors Service and Standard & Poor’s Ratings Services, which are critical to our ability to raise capital in an efficient and affordable manner, represent “high” performance.

•	Liquidity Preservation. Liquidity preservation was not one of the Company’s primary objectives for 2010 (given the Company’s liquidity preservation efforts in 2009 and the stabilization of the credit markets), so a liquidity measure was not included in the annual incentive program.

The corporate performance measures and weightings set by the Compensation Committee for 2010 under the annual incentive program, as well as the Company’s achievement for each goal, were as follows:

2010 Annual Incentive Corporate Performance Measures

Measure	Weighting	Threshold	Target	High	Actual

Normalized FFO per Share	40%	$2.97	$3.13	$3.29	$3.08
Strategic Repositioning (% of Combination/Medical Facilities in Portfolio)	20%	74.5%	76.5%	78.5%	80.7%
Core MOB NOI	10%	$93.5 Million	$98.4 Million	$103.3 Million	$97.0 Million
Net Real Estate Investments	20%	$700 Million	$1,000 Million	$1,300 Million	$2,954 Million
Maintain Credit Ratings	10%	N/A	Maintain One	Maintain Both	Maintained Both

For Mr. Chapman, 80% of the bonus was determined by corporate performance, as defined above, and 20% by individual performance. The corporate component was set at 80% because the Committee believes that almost all of the Chairman, Chief Executive Officer and President’s annual incentive compensation should be based on overall corporate performance given his high level of responsibility for the Company’s performance. For Messrs. Estes, Miller, Herman and Thomas, 60% of the bonus is determined by corporate performance and 40% by individual performance. The Committee believes that overall corporate performance should be the primary basis for determining annual incentives for these four executives, but gave individual performance a heavier weighting (as compared to Mr. Chapman) to reflect the importance of several strategic initiatives for which each of these executives is primarily responsible.

Factors considered in the assessment of individual performance include: implementation of targeted investment strategies, including initiatives relating to combination senior housing properties, continuing care retirement communities and modern medical facilities, professional development of and succession planning for Management, accountability with rating agencies and effective capital raising and communication with investors. The Chairman, Chief Executive Officer and President provides recommendations for individual performance scores for the Executive Officers who report to him, based on his assessment of performance versus the individual factors. The Committee assesses the Chairman, Chief Executive Officer and President’s performance against his individual factors to determine his individual performance score. For 2010, the Committee rated the individual performance of Messrs. Chapman, Estes, and Thomas between the target and high level and Messrs. Miller and Herman at the high level for individual performance. Each Named Executive Officer received an annual bonus for the individual component equal to target plus the following percentage of the difference between high and target: Mr. Chapman — 90%, Mr. Estes — 75%, Mr. Miller — 100%, Mr. Herman — 100% and Mr. Thomas 87.5%. For Mr. Chapman, as Chairman, Chief Executive Officer and President, important factors included the direction and performance of the Company, the effectiveness of his leadership and the implementation of investment strategies. For Mr. Estes, as Executive Vice President and Chief Financial Officer, important factors included maintaining adequate liquidity, strategic positioning in equity and debt markets, overseeing enterprise risk management and maintaining credit ratings. For Mr. Miller, as Executive Vice President-Operations and General Counsel, important factors included providing executive support and oversight for major transactions and transitioning of under-performing assets and developing and implementing initiatives for continuous improvement of corporate operations. For Mr. Herman, as Executive Vice President and Chief Investment Officer, important factors included ensuring targeted, coordinated and effective marketing to meet investment and disposition goals and earnings guidance, investing at attractive rates and exploring joint venture opportunities. For Mr. Thomas, as Executive Vice President-Medical Facilities, important factors included overseeing the medical facilities group and meeting acquisition, self-development and joint venture development goals for such group.

The table below illustrates each executive’s total annual incentive earnings opportunity, taking into consideration both corporate and individual performance, under the annual incentive program, and the actual bonuses for 2010 performance that were approved at the Committee’s January 27, 2011 meeting.

	2010 Annual Incentive Opportunity
	(as a % of Base Salary)			2010 Bonus Earned
	Threshold	Target	High	% of Base Salary	Amount

Chapman	75%	150%	300%	228%	$1,486,317
Estes	50%	100%	150%	125%	415,308
Miller	50%	100%	150%	130%	431,883
Herman	50%	100%	150%	130%	410,387
Thomas	50%	100%	150%	128%	402,512

Long-Term Incentives

In 2010, the Named Executive Officers participated in the Company’s long-term incentive program. The objectives of the long-term incentive program are to promote achievement of performance goals, to focus Executive Officers on creating long-term value for the Company’s stockholders, and to assist the Company in attracting and retaining key executives. Similar to the annual incentive program, long-term incentive awards for the year are based on the achievement of pre-established corporate and individual goals for the performance year. For each executive, a range of earnings opportunity, expressed in dollar values, is established at the beginning of the performance period corresponding to three levels of performance (threshold, target and high) for long-term incentive compensation. Seventy-five percent of the value of the long-term incentive compensation award is based on corporate performance goals set by the Compensation Committee (15% based on the Company’s total stockholder return relative to the NAREIT All Equity index, 15% based on the Company’s total stockholder return versus a market-cap weighted peer index of health care REITs, and 45% based on the corporate performance score under the annual incentive program), and the remaining 25% is based on individual performance. The corporate performance goals for 2010, as well as the achievement level for each goal, were as follows:

2010 Long-Term Incentive Performance Measures

	Weighting	Threshold	Target	High	Actual

Three-Year Annualized Total Stockholder Return vs. NAREIT Index(1)	15%	Index − 4% (-3.4)%	At Index (+0.7)%	Index + 4% (+4.7)%	9.0%
Three-Year Annualized Total Stockholder Return vs. market-cap weighted index of five health care REITs(1)(2)	15%	Peer Group − 4% (+4.9)%	Peer Group (+8.9)%	Peer Group + 4% (+12.9)%	9.0%
Annual Incentive Corporate Measures	45% (in the aggregate)	Based on corporate performance measures and actual performance under the annual incentive program, utilizing the following weightings:
		Normalized FFO per Share = 18%			See page 21
		Strategic Repositioning = 9% Core MOB NOI = 4.5% Net Real Estate Investments = 9% Maintain Credit Ratings = 4.5%
Qualitative/Individual Performance	25%

(1)	If absolute total stockholder return is at least 8% on a compound annualized basis, the Executive Officers receive the threshold payout for these measures. Total stockholder return represents share price appreciation over the specified period plus dividends (assuming reinvestment of dividends in additional shares), on a compound, annualized basis.

(2)	Health care REITs included in the market-cap weighted index: HCP, Inc., Healthcare Realty Trust Incorporated, Nationwide Health Properties, Inc., Senior Housing Properties Trust and Ventas, Inc.

Each of Messrs. Chapman, Estes, Miller, Herman and Thomas achieved between the target and high level of individual performance. The assessment of individual performance was based on the same factors as used to determine individual performance in the annual incentive program.

Long-term incentive amounts earned are delivered through equity grants from the 2005 Long-Term Incentive Plan. Consistent with the grant-type mix used in prior years, the Committee determined that 75% of the value of long-term incentive compensation earned for 2010 should be granted in the form of shares of restricted stock and 25% should be granted in the form of stock options. The long-term incentive mix is heavily weighted toward restricted stock because restricted stock provides a strong incentive to create and preserve long-term stockholder value. Stock options are used to add share price performance leverage into the program. Stock options have no value to the holder unless value is created for the Company’s stockholders through share price appreciation. Generally, equity grants made on an annual basis vest ratably over five years. This multi-year vesting creates a retention mechanism for the Executive Officers and subjects them to the same share price risk over a long-term period as other investors, thereby aligning their interests with those of the Company’s stockholders.

The 2010 long-term incentive earnings opportunities are reflected in the “2010 Grants of Plan-Based Awards Table” below as dollar amounts. Amounts reflected as “2010 LTI Earned” are not included in the “Summary Compensation Table” because they were granted in restricted shares and stock options in 2011. They will be included in the Summary Compensation Table for the proxy statement filed in 2012 which will show equity grants made in 2011. The table below outlines the long-term incentive earnings opportunities for 2010 and the amounts that were approved at the Committee’s January 27, 2011 meeting.

				2010 LTI Earned
					Number of
	2010 Long-Term Incentive (LTI)			Grant	Shares/Options
	Opportunities			Date	Restricted	Stock
	Threshold	Target	High	Fair Value	Shares(1)	Options(2)

Chapman	$1,000,000	$2,000,000	$4,000,000	$3,062,456	46,712	79,751
Estes	400,000	600,000	900,000	748,118	11,411	19,482
Miller	400,000	600,000	900,000	766,868	11,697	19,971
Herman	400,000	600,000	900,000	766,868	11,697	19,971
Thomas	400,000	600,000	900,000	757,493	11,554	19,726

(1)	Based on a per share grant price of $49.17, the closing price of the Company’s common stock on January 27, 2011, the date of grant.

(2)	The grant date fair value of each option was $9.60, calculated using the Black-Scholes option valuation methodology and the following assumptions: exercise price and current price of $49.17, 34.8% volatility, 7-year expected term, 5.74% dividend yield and 2.87% risk-free interest rate.

Special Performance-Vesting Restricted Shares.  As previously discussed, we generated a record of $3.2 billion ($2.95 billion, net of dispositions) in new investments in 2010. This far exceeded the maximum performance objective for 2010 of $1.3 billion. These investments position the Company for enhanced earnings and dividend growth in future years. To recognize the significant volume of investments and reward management if these investments perform as anticipated, the Compensation Committee awarded special grants of performance-vesting restricted stock to the Executive Officers, including the Named Executive Officers. These awards will vest in three equal annual installments only if certain performance hurdles are achieved in each of 2011, 2012, and 2013. Each year, the performance shares will vest only if the Company has achieved at least 75% of the aggregate budgeted net operating income or rent for that year with respect to all investments that closed in 2010 and had an initial investment amount of at least $25 million.

	Special Performance-Vested Awards
	Grant Date	# of Performance-Vesting
	Fair Value	Restricted Shares(1)

Chapman	$350,000	7,119
Estes	200,000	4,068
Miller	200,000	4,068
Herman	250,000	5,085
Thomas	200,000	4,068

(1)	Based on a per share grant price of $49.17, the closing price of the Company’s common stock on January 27, 2011, the date of grant.

Stock Options with DERs.  From 2004 through 2008, the stock option component was split evenly between stock options with dividend equivalent rights (“DERs”) and stock options without DERs (“plain vanilla” stock options). Options with DERs entitle the optionholder to receive a cash payment equal to the dividend paid on a share of the Company’s common stock. Originally, the DERs were to terminate on the earlier of the 10th anniversary of the grant of the DER or the date that the underlying stock option was exercised. However, based on informal statements from the Internal Revenue Service (the “IRS”) suggesting that DERs that terminate upon exercise of the underlying stock option will cause the underlying stock option to become subject to, and automatically violate, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the stock option agreements were amended on December 29, 2008 to provide for DER payments for a fixed term, regardless of whether the underlying stock option had been exercised. The fixed term for each grant of DERs was chosen so that the fair value of the award was the same before and after the modification, resulting in no incremental expense to the Company.

Timing of Awards.  Under the equity granting policy, grants to the Named Executive Officers and other employees are approved by the Compensation Committee on the date of the January Board meeting, or if later, as soon as possible following the calculation of the corporate performance measures and the completion of annual reviews of the Named Executive Officers and review and consideration of compensation recommendations. Grant values are converted to shares based on the closing price of the Company’s common stock on the date of grant. The exercise price of stock options is the closing price of the Company’s common stock on the date of grant.

Benefits and Perquisites

Executive Officers participate in the same benefit programs as all other Company employees, including health and dental insurance, group life insurance, short- and long-term disability coverage, partial reimbursement of health club/gym membership fees and participation in the Company’s tax-qualified retirement plan and trust (the “401(k) Plan”). In addition, Mr. Chapman received certain perquisites in 2010, including:

•	Membership dues for two dining/country clubs — these memberships are frequently used by the executive for business purposes

•	Term life insurance policy — this policy provides financial security to the executive’s survivor in the event of the executive’s death

•	Supplemental Executive Retirement Plan (“SERP”) — the SERP provides long-term financial security and retirement savings for Mr. Chapman (see “2010 Pension Benefits Table” below for additional information)

The Committee reviews the Company’s policies with respect to perquisites on a regular basis. Mr. Chapman is entitled to receive these perquisites in 2011. See Note 7 to the “Summary Compensation Table” for additional information regarding perquisites, including the dollar values of the perquisites provided by the Company in 2010.

Supplemental Executive Retirement Plan

The SERP is a non-qualified defined benefit pension plan adopted by the Compensation Committee on January 1, 2001. During 2010, Mr. Chapman was the only participant in the SERP. The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. Since the SERP benefit accrues over the career of the participant, if the participant retires before his 65th birthday, the benefit will be subject to a reduction for proration of length of participation and a further reduction based upon the number of months the participant’s retirement occurs prior to his or her 65th birthday. “Average compensation” is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement. The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

In the event of a change in corporate control of the Company, if Mr. Chapman’s employment is terminated, either voluntarily or involuntarily for any reason, he will be entitled to receive the full retirement benefit, unreduced by the proration for length of participation or the early retirement reduction.

Ownership Guidelines

Executive Officers are required to own shares of the Company’s common stock with a fair market value of at least three times their base salary (five times for the Chief Executive Officer). Non-employee Directors are required to own shares of the Company’s common stock with a fair market value of at least $150,000. Shares owned directly and indirectly, restricted shares and deferred stock units count towards the ownership requirement, but unexercised stock options do not. Executive Officers and non-employee Directors have five years from their date of hire or appointment, as applicable, to achieve the required ownership level. As of December 31, 2010, each of Messrs. Chapman, Estes, Miller, Herman and Thomas and each of the non-employee Directors were in compliance with the ownership requirement.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Named Executive Officers under Section 162(m) of the Code. Although the Company does not pay corporate federal income taxes (except with respect to its taxable REIT subsidiaries) because it is a real estate investment trust, the Compensation Committee will strive to provide Executive Officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. Certain types of compensation payments and their deductibility depend upon the timing of an Executive Officer’s vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments. As mentioned above, however, since the Company does not pay corporate federal income taxes (except with respect to its taxable REIT subsidiaries), the loss of this deduction would not have adverse consequences for the Company. If deductibility becomes an issue, the Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to Executive Officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but the Committee reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate and will not have a material impact on stockholder value.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with Management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

Jeffrey H. Donahue, Compensation Committee Chair
William C. Ballard, Jr., Compensation Committee Member
Sharon M. Oster, Compensation Committee Member

Summary Compensation Table

The table below presents the total compensation awarded to, earned by, or paid to the Named Executive Officers.

							Changes in
							Pension Value
							& Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Principal Position	(1)	($)	($)(3)	($)(4)	($)(5)	($)	($)	($)(7)	($)

George L. Chapman	2010	$653,145	$0	$2,239,348	$746,442	$1,486,317	$1,058,056 (6)	$327,517	$6,510,825
Chairman, Chief	2009	640,338	0	1,444,258	481,423	1,254,452	808,600	123,431	4,752,502
Executive Officer and President	2008	624,720	0	1,369,112	456,372	866,821	582,177	110,716	4,009,918
Scott A. Estes	2010	331,500	0	557,792	185,928	415,308	0	12,250	1,502,778
Executive Vice President and Chief	2009	325,000	0	444,296	148,101	373,595	0	12,250	1,303,242
Financial Officer	2008	297,000	0	342,278	114,088	306,794	0	11,500	1,071,660
Jeffrey H. Miller	2010	331,500	0	557,792	185,928	431,883	0	12,250	1,519,353
Executive Vice President-Operations	2009	325,000	0	444,296	148,101	373,595	0	12,250	1,303,242
and General Counsel	2008	312,000	0	342,278	114,088	322,288	0	11,500	1,102,154
Charles J. Herman, Jr.	2010	315,000	0	557,792	185,928	410,387	0	12,250	1,481,357
Executive Vice President and Chief	2009	304,876	0	518,148	172,721	350,462	0	12,250	1,358,457
Investment Officer	2008	297,440	0	475,914	158,643	351,141	0	11,500	1,294,638
John T. Thomas	2010	315,000	0	557,792	185,928	402,512	0	12,250	1,473,482
Executive Vice President-Medical Facilities	2009	276,987 (2)	0	195,008	0	333,362	0	3,625	808,982

(1)	No compensation information is provided for the year in which Mr. Thomas was not a Named Executive Officer.

(2)	Mr. Thomas joined the Company as Executive Vice President-Medical Facilities on January 19, 2009 at an annual base salary of $290,000.

(3)	The cash annual incentive awards are included in “Non-Equity Incentive Plan Compensation” because the performance goals were established and communicated at the beginning of the year.

(4)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock grants to the Named Executive Officer and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $43.29, $37.00 and $40.83 for grants on January 28, 2010, January 29, 2009 and January 21, 2008, respectively. The grant-date fair value excludes the effect of possible forfeitures (in accordance with SEC rules) for awards subject to time-based vesting and awards subject to performance conditions.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance FASB ASC Topic 718 for stock option grants to the Named Executive Officers. The Black-Scholes option valuation methodology was used based on estimates as of the grant date. In using such methodology, the following assumptions were used:

	Exercise Price
	(Share Price at	Expected	Estimated	Dividend
Grant Date	Grant Date)	Term (Years)	Volatility	Yield	Risk-Free Rate

1/28/10	$43.29	7	34.08%	6.28%	3.23%
1/29/09	37.00	7	29.36%	7.35%	2.33%
1/21/08	40.83	6.5	20.52%	6.47%	3.42%

The fair value of options with DERs granted in 2008 also includes the net present value of projected future dividend payments over the life of the DERs.

(6) Amount represents the change in lump-sum present value of the SERP benefit, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan.

(7) “All Other Compensation” includes the following:

				Value of DER
	Company	Term Life	Club	Payments on
	Contribution to	Insurance	Membership	Performance
Name	401(k) Plan	Premiums(a)	Dues(a)	Shares(b)	Total

Chapman	$12,250	$17,589	$24,948	$272,730	$327,517
Estes	12,250	0	0	0	12,250
Miller	12,250	0	0	0	12,250
Herman	12,250	0	0	0	12,250
Thomas	12,250	0	0	0	12,250

(a)	See “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Benefits and Perquisites” for additional information regarding the term life insurance premiums and club membership dues paid by the Company on behalf of Mr. Chapman.

(b)	Represents DER payments on 30,000 performance awards that were paid to Mr. Chapman in the form of shares of common stock on January 31, 2010 in connection with the vesting of the underlying performance awards. The value of such DER payments was not included in the grant date fair value of the performance awards. The DER payments on 30,000 performance awards that were paid quarterly to Mr. Chapman during the vesting period of the underlying performance awards are included in “Other Compensation” in 2008 and 2009. See Footnote 1 to the 2010 Option Exercises and Stock Vested Table for additional information regarding the performance awards.

2010 Grants of Plan-Based Awards Table

The table below provides information regarding grants of awards to the Named Executive Officers under the Company’s long-term incentive plans.

		Estimated Future Payments Under			Estimated Future Payments Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	($)	($)	($)

George L. Chapman	1/28/10(1)	$489,859	$979,717	$1,959,434
	1/28/10(2)				$1,000,000	$2,000,000	$4,000,000
Scott A. Estes	1/28/10(1)	165,750	331,500	497,250
	1/28/10(2)				400,000	600,000	900,000
Jeffrey H. Miller	1/28/10(1)	165,750	331,500	497,250
	1/28/10(2)				400,000	600,000	900,000
Charles J. Herman, Jr.	1/28/10(1)	157,500	315,000	472,500
	1/28/10(2)				400,000	600,000	900,000
John T. Thomas	1/28/10(1)	157,500	315,000	472,500
	1/28/10(2)				400,000	600,000	900,000

(1)	Represents annual incentive program earnings opportunity. The actual amount earned by each of the Named Executive Officers under the annual incentive program in 2010 is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents long-term incentive earnings opportunity for 2010. Based on 2010 performance, actual awards were granted on January 27, 2011 in a combination of restricted shares and options, according to the table on page 24.

Employment Agreements

The Company has employment agreements with each of Messrs. Chapman, Estes, Miller, Herman and Thomas.

Employment Agreement with George L. Chapman

The Company entered into an amended and restated employment agreement with George L. Chapman, Chairman, Chief Executive Officer and President of the Company, on December 2, 2010 that is effective as of January 31, 2011, will expire on January 31, 2014, and provides for an optional three-year renewal term. Mr. Chapman receives a base salary that is reviewed and adjusted each year by the Compensation Committee and he is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. The Company also provides Mr. Chapman with reimbursement for the cost of an annual physical examination. Mr. Chapman received a grant of $1,000,000 in shares of the Company’s common stock on January 31, 2011 in consideration of his agreement to extend his service to the Company and will receive a grant of $1,000,000 in shares of the Company’s common stock on an annual basis for calendar each year during the term of the agreement (the “Extension Shares”). For a description of the provisions of the agreement regarding compensation and benefits payable to Mr. Chapman upon his termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” below.

During 2010, an employment agreement was in place between Mr. Chapman and the Company that provided some of the same benefits as described above. In terms of benefits, the key differences between the agreement that was in effect during 2010 and the agreement that became effective as of January 31, 2011 are as follows:

•	Mr. Chapman is no longer entitled to an excise tax gross-up in connection with a change in corporate control.

•	Mr. Chapman may receive severance after a change in corporate control only if he terminates his employment for good reason or is terminated without cause by the Company during the 24 months following such change in corporate control.

•	Vesting of stock options and restricted stock is no longer triggered by a change in corporate control under the terms of the employment agreement. Rather, such vesting is triggered by a resignation by Mr. Chapman for good reason or a termination without cause by the Company within 24 months following a change in corporate control.

•	Mr. Chapman or his beneficiary (as applicable) is no longer entitled to receive severance payments upon his disability or death.

•	Mr. Chapman has received and will receive during the term of the agreement the Extension Shares. Upon any termination scenario other than voluntary termination by Mr. Chapman or termination for cause by the Company, Mr. Chapman will be entitled to receive a pro-rated portion of the Extension Shares that he would have earned if he had remained employed for the entire year.

•	Upon any termination scenario, Mr. Chapman will be entitled to receive a pro-rated portion of the annual bonus that he would have earned if he had remained employed for the entire year.

Employment Agreements with Scott A. Estes, Jeffrey H. Miller, Charles J. Herman, Jr. and John T. Thomas

The Company has entered into employment agreements with each of Scott A. Estes, Executive Vice President and Chief Financial Officer of the Company, Jeffrey H. Miller, Executive Vice President-Operations and General Counsel of the Company, Charles J. Herman, Jr., Executive Vice President and Chief Investment Officer of the Company, and John T. Thomas, Executive Vice President-Medical Facilities of the Company, that expire on January 31, 2013, and provide for optional successive two-year renewal terms. Each of these Named Executive Officers receives a base salary that is reviewed and adjusted each year by the Compensation Committee and is eligible to receive discretionary annual bonuses and equity awards under the Company’s long-term incentive plans. For a description of the provisions of the agreements regarding compensation and benefits payable upon termination or a change in corporate control, see “Potential Payments Upon Termination or Change in Corporate Control” below.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity-based awards granted to the Named Executive Officers under the Company’s long-term incentive plans.

	Option Awards					Stock Awards
							Market
							Value of
	# of	# of					Shares or
	Securities	Securities				# of Shares	Units of
	Underlying	Underlying	Option			or Units of	Stock That
	Unexercised	Unexercised	Exercise	Option		Stock That	Have Not
	Options	Options	Price	Expiration		Have Not	Vested
Name	Exercisable	Unexercisable	($)	Date		Vested	($)(3)

George L. Chapman	0	95,453	$43.29	1/28/20	(2)
	21,983	87,931	37.00	1/29/19	(2)
	4,937	7,404	40.83	1/21/18	(1)
	24,276	36,412	40.83	1/21/18	(2)
	6,437	4,290	45.73	1/22/17	(1)
	19,054	12,702	45.73	1/22/17	(2)
	8,889	2,222	36.50	1/23/16	(1)
	36,698	9,174	36.50	1/23/16	(2)
	23,198	0	34.88	1/24/15	(1)
	38,036	0	37.00	1/26/14	(1)
	17,879	0	25.82	1/27/13	(2)
	5,000	0	24.42	12/12/11	(2)
						117,271	$5,586,790
Scott A. Estes	0	23,776	$43.29	1/28/20	(2)
	6,763	27,050	37.00	1/29/19	(2)
	1,234	1,851	40.83	1/21/18	(1)
	6,070	9,102	40.83	1/21/18	(2)
	1,032	686	45.73	1/22/17	(1)
	3,053	2,034	45.73	1/22/17	(2)
	1,278	319	36.50	1/23/16	(1)
	5,276	1,318	36.50	1/23/16	(2)
	3,139	0	34.88	1/24/15	(1)
	6,015	0	37.00	1/26/14	(1)
						31,890	$1,519,240
Jeffrey H. Miller	0	23,776	$43.29	1/28/20	(2)
	4,263	27,050	37.00	1/29/19	(2)
	1,234	1,851	40.83	1/21/18	(1)
	6,070	9,102	40.83	1/21/18	(2)
	1,032	686	45.73	1/22/17	(1)
	3,053	2,034	45.73	1/22/17	(2)
	1,278	319	36.50	1/23/16	(1)
	5,276	1,318	36.50	1/23/16	(2)
	3,139	0	34.88	1/24/15	(1)
						30,833	1,468,884
Charles J. Herman, Jr.	0	23,776	$43.29	1/28/20	(2)
	0	31,547	37.00	1/29/19	(2)
	1,716	2,574	40.83	1/21/18	(1)
	4,219	12,657	40.83	1/21/18	(2)
	1,710	1,138	45.73	1/22/17	(1)
	5,059	3,372	45.73	1/22/17	(2)
	1,667	416	36.50	1/23/16	(1)
	0	1,720	36.50	1/23/16	(2)
						35,479	1,690,220
John T. Thomas	0	23,776	$43.29	1/28/20	(2)
						16,850	802,734

(1)	Represents options with DERs. Cash payments attributable to DERs will accrue and be paid out only when the corresponding option has vested. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock

Options with DERs” for information regarding changes to the structure of DER payments that were made in December 2008.

(2)	Represents options without DERs. These options vest ratably over five years on the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(3)	Based on a share price of $47.64, the closing price of the Company’s common stock on December 31, 2010, the last trading day of 2010. The restrictions on restricted stock lapse ratably over five years on the first five anniversaries of the date of grant.

2010 Option Exercises and Stock Vested Table

The table below provides information regarding the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during 2010 for the Named Executive Officers.

	Option Awards		Stock Awards
	# of Shares	Value Realized Upon	# of Shares	Value Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise	($)	Vesting	($)

George L. Chapman	27,105	$545,148	155,398 (1)	$6,719,887
Scott A. Estes	0	0	7,822	348,582
Jeffrey H. Miller	2,500	29,743	6,764	299,645
Charles J. Herman, Jr.	29,202	340,341	9,826	433,526
John T. Thomas	0	0	992	43,946

(1)	Includes regular vesting of restricted stock on January 15, 2010 and vesting of the special retention and incentive award on January 31, 2010. On January 22, 2007, Mr. Chapman received a grant of 60,000 shares of restricted stock as a special retention and incentive award. The restrictions on these shares lapsed on January 31, 2010 because Mr. Chapman remained employed by the Company through that date. Mr. Chapman also received a grant of 60,000 shares in performance awards with DERs, which were paid in shares of common stock on January 31, 2010 because Mr. Chapman remained employed by the Company through that date and the Company met certain strategic objectives. Mr. Chapman received DER payments with respect to 30,000 of the performance awards as dividends were paid on shares of common stock during the vesting period, and DER payments on the remaining 30,000 performance awards were paid in the form of shares of common stock on January 31, 2010, the date when the underlying shares of common stock were earned by Mr. Chapman.

2010 Pension Benefits Table

The table below provides information regarding the SERP adopted by the Compensation Committee of the Board of Directors effective January 1, 2001. The SERP is a non-qualified defined benefit pension plan that provides certain executives selected by the Compensation Committee with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under the Company’s 401(k) Plan because of the restrictions imposed by ERISA and the Code. During 2010, George L. Chapman was the only participant in the SERP.

		Number of Years of	Present Value of	Payments During
Name	Plan Name	Credited Service(1)	Accumulated Benefit($)(2)	Last Fiscal Year

George L. Chapman	SERP	10	$3,695,935	$0

(1)	Represents the number of years of employment after January 1, 2001.

(2)	Calculated by discounting the currently accumulated benefit payable at normal retirement age under the elected optional form of a single lump sum distribution. This discounting uses a 3.5% discount rate.

The participant’s benefit under the SERP is subject to a pending Domestic Relations Order. The likely result of such order is the settlement of a substantial portion of the participant’s benefit during the 2011 fiscal year. The participant’s final benefit upon termination or retirement will reflect the pending distribution.

The SERP benefit is designed to provide a benefit payable at retirement at age 65 or older equal to 35% of the participant’s average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company’s 401(k) Plan. Since the SERP benefit accrues over the career of the participant, if the participant retires before his or her 65th birthday, the benefit will be subject to a reduction for proration of length of participation and a further reduction based upon the number of months the participant’s retirement occurs prior to his or her 65th birthday. Average compensation is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement.

The actuarial equivalent of the benefit provided by the Company’s 401(k) Plan represents the value of Company contributions to the participant’s plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

The SERP is unfunded and all benefits will be paid from the general assets of the Company. Eligibility is limited to a select group of Management or highly compensated employees whose qualified plan benefits are limited by ERISA and the Code. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Supplemental Executive Retirement Plan” above for additional information regarding the SERP.

Potential Payments Upon Termination or Change in Corporate Control

Pursuant to their respective employment agreements, each of the Named Executive Officers would be entitled to the following benefits upon termination or change in corporate control.

George L. Chapman

Severance Payments and Benefits.  If Mr. Chapman terminates his employment for “good reason” (as defined in the agreement) or is terminated without cause by the Company, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of the agreement or for 24 months, whichever is greater (the “Severance Period”). If Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company during the 24 months following a “change in corporate control” (as defined in the agreement) and during the term of the agreement, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 36 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the highest of the annual bonuses paid to Mr. Chapman for the three fiscal years immediately preceding the termination or change in corporate control or a minimum bonus equal to 100% of his annual base salary. Mr. Chapman also would be entitled to receive a pro-rated portion of the Extension Shares and the annual bonus that he would have earned if he had remained employed for the entire year and continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of the agreement (but not less than 12 months and not more than the period during which he would be entitled to continuation coverage under Section 4980 of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Chapman terminates his employment for good reason or is terminated without cause (but not following a change in corporate control) and he obtains a replacement position with a new employer, Mr. Chapman would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Chapman in connection with a change in corporate control would be a golden parachute subject to excise tax, the amount of such payment may be reduced to maximize the benefits received by Mr. Chapman on an after-tax basis.

In the event of Mr. Chapman’s death or his involuntary termination following a Board determination that he is disabled, Mr. Chapman or his beneficiary (as applicable) would receive a pro-rated portion of the Extension Shares and the annual bonus that Mr. Chapman would have earned if he had remained employed for the entire year.

If Mr. Chapman voluntarily terminates his employment or is terminated for cause, Mr. Chapman would receive a pro-rated portion of the Extension Shares that he would have earned if he had remained employed for the entire year, as well as accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.  Mr. Chapman’s stock option and restricted stock awards granted under the Company’s incentive plans would become vested and immediately exercisable (except as provided above with respect to the Extension Shares) in the event that Mr. Chapman terminates his employment for good reason or is terminated without cause by the Company (whether or not following a change in corporate control) or upon his disability.

Non-Competition and Non-Solicitation.  In the event of a voluntary termination by Mr. Chapman or a termination for cause by the Company, Mr. Chapman would be subject to a one-year non-competition agreement. In addition, upon the termination of the agreement for any reason, Mr. Chapman would be subject to a non-solicitation agreement for a period of one year from the time the agreement ceases, or if later, during any period in which he is receiving any severance or change in control payments.

Scott A. Estes

Severance Payments and Benefits.  If Mr. Estes is terminated without cause, he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for each month during the remaining term of the agreement or for 12 months, whichever is greater (the “Severance Period”). If Mr. Estes resigns or is terminated without cause during the 12 months following a “change in corporate control” (as defined in the agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the termination or change in corporate control or a minimum bonus equal to 35% of his annual base salary. Mr. Estes also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of the agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980 of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Estes is terminated without cause and he obtains a replacement position with a new employer, Mr. Estes would be obligated to repay to the Company an amount equal to all amounts he receives as compensation for services performed during the Severance Period; provided that the aggregate repayment obligation will not exceed the amount of the lump sum severance payment. If it is determined that any payment by the Company to Mr. Estes in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax.

In the event of Mr. Estes’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of the agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of death or a minimum bonus equal to 35% of his annual base salary. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit maintained by the Company will be paid to the beneficiary designated by Mr. Estes.

In the event of Mr. Estes’ involuntary termination following a Board determination that he is disabled, Mr. Estes would receive monthly payments for each month during the remainder of the term of the agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the annual bonus for the fiscal year immediately preceding the date of disability or a minimum bonus equal to 35% of his annual base salary. These payments would terminate if Mr. Estes returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Estes under any long-term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Estes voluntarily terminates his employment or is terminated for cause, Mr. Estes only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.  Mr. Estes’ stock option and restricted stock awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event of a change in corporate control, or upon his death, disability or termination without cause.

Non-Competition and Non-Solicitation.  In the event of a voluntary termination by Mr. Estes, the election by Mr. Estes not to extend the term of the agreement or a termination for cause by the Company, Mr. Estes would be subject to a one-year non-competition agreement. In addition, upon the termination of the agreement for any reason, Mr. Estes would be subject to a non-solicitation agreement for a period of one year from the time the agreement ceases, or if later, during the Severance Period (in the event of an involuntary termination by the Company) or for a period of 24 months after an involuntary termination or voluntary resignation following a change in corporate control.

Jeffrey H. Miller and Charles J. Herman, Jr.

The Company’s employment agreements with Messrs. Miller and Herman are virtually identical to the Company’s employment agreement with Mr. Estes. The only difference is that the minimum bonus that may be used to calculate severance payments owed in the event of a change in corporate control, or upon death, disability or termination without cause is equal to 30% of annual base salary, rather than 35%.

John T. Thomas

Severance Payments and Benefits.  If Mr. Thomas is terminated without cause, he would receive a series of monthly severance payments for each month during the remaining term of the agreement or for 12 months, whichever is greater. If Mr. Thomas is terminated without cause during the 12 months following a “change in corporate control” (as defined in the agreement), he would receive a lump sum severance payment equal to the present value of a series of monthly severance payments for 24 months. The monthly severance payments would be calculated using an amount equal to the sum of one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Thomas for the prior three fiscal years immediately preceding the termination or change in corporate control. Mr. Thomas also would be entitled to continued benefits under any life, health and disability insurance programs maintained by the Company for the remaining term of the agreement (but not less than six months and not more than the period during which he would be entitled to continuation coverage under Section 4980 of the Code, if he elected such coverage and paid the applicable premiums), or until the date he obtains comparable coverage from a new employer. If Mr. Thomas is terminated without cause and he obtains a replacement position with a new employer, the severance payments described above will be reduced by all amounts he receives as compensation for services performed during such period. If it is determined that any payment by the Company to Mr. Thomas in connection with a change in corporate control would be a golden parachute subject to excise tax, the Company would be obligated to make an additional payment to him to cover such excise tax. However, the amount paid to Mr. Thomas may be reduced by up to 10% if such reduction would result in the payment of no excise tax.

In the event of Mr. Thomas’ death, his beneficiary would receive a lump sum payment equal to the present value of a series of monthly payments for each month during the remainder of the term of the agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Thomas for the prior three fiscal years immediately preceding the date of death. In addition, the death benefits payable under any retirement, deferred compensation, life insurance or other employee benefit maintained by the Company will be paid to the beneficiary designated by Mr. Thomas.

In the event of Mr. Thomas’ involuntary termination following a Board determination that he is disabled, Mr. Thomas would receive monthly payments for each month during the remainder of the term of the agreement (but not less than 12 months), each in an amount equal to one-twelfth of the sum of his annual base salary and the average of the annual bonuses paid to Mr. Thomas for the prior three fiscal years immediately preceding the date of disability. These payments would terminate if Mr. Thomas returns to active employment, either with the Company or otherwise. In addition, these payments would be reduced by any amounts paid to Mr. Thomas under any long-term disability plan or other disability program or insurance policies maintained by the Company.

If Mr. Thomas voluntarily terminates his employment or is terminated for cause, Mr. Thomas only would be entitled to accrued but unpaid base salary and vacation pay, any bonuses earned but unpaid and any nonforfeitable benefits under the Company’s deferred compensation, incentive and other benefit plans.

Vesting of Incentive Awards.  Mr. Thomas’ stock option and restricted stock awards granted under the Company’s incentive plans would become vested and immediately exercisable in the event of a change in corporate control, or upon his death, disability or termination without cause.

Non-Competition and Non-Solicitation.  Upon the termination of the agreement for any reason, Mr. Thomas will be subject to (1) a one-year non-competition agreement, and (2) a non-solicitation agreement for a period of one year from the later of the time the agreement ceases or when monthly severance payments under the agreement cease (or would have ceased had such payments not been offset by compensation received from a new employer).

Quantification of Benefits

The table below reflects estimates of the amounts of compensation that would be paid to the Named Executive Officers in the event of their termination. The amounts assume that such termination was effective as of December 31, 2010. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of such executive’s separation from the Company.

			Accelerated
			Vesting
			of Unvested	Incremental
Name/	Cash	Continued	Equity	Pension	Excise Tax
Type of Termination	Severance(2)	Benefits(3)	Compensation(4)	Benefit(5)	Gross-Up(6)	Total

George L. Chapman(1)
For Cause or Resignation without Good Reason	$0	$0	$0	$0	n/a	$0
Death or Disability	3,422,570	0	7,530,445	0	n/a	10,953,015
Involuntary Termination without Cause or Resignation for Good Reason	3,422,570	21,307	7,530,445	0	n/a	10,974,322
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	5,130,264	21,307	7,530,445	789,985	$0	13,472,001
Scott A. Estes
For Cause or Resignation without Good Reason	0	0	0	0	n/a	0
Death or Disability	704,561	0	2,035,061	0	n/a	2,739,622
Involuntary Termination without Cause or Resignation for Good Reason	704,561	10,653	2,035,061	0	n/a	2,750,275
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,408,136	10,653	2,035,061	0	0	3,453,850
Jeffrey H. Miller
For Cause or Resignation without Good Reason	0	0	0	0	n/a	0
Death or Disability	704,561	0	1,984,705	0	n/a	2,689,266
Involuntary Termination without Cause or Resignation for Good Reason	704,561	10,653	1,984,705	0	n/a	2,699,919
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,408,136	10,653	1,984,705	0	0	3,403,494
Charles J. Herman, Jr.
For Cause or Resignation without Good Reason	0	0	0	0	n/a	0
Death or Disability	664,958	0	2,303,933	0	n/a	2,968,891
Involuntary Termination without Cause or Resignation for Good Reason	664,958	10,544	2,303,933	0	n/a	2,979,435
Involuntary Termination without Cause or Resignation following a Change in Corporate Control	1,328,985	10,544	2,303,933	0	0	3,643,462
John T. Thomas
For Cause or Resignation without Good Reason	0	0	0	0	n/a	0
Death or Disability	647,871	0	906,160	0	n/a	1,554,031
Involuntary Termination without Cause or Resignation for Good Reason	647,871	10,653	906,160	0	n/a	1,564,684
Involuntary Termination without Cause following a Change in Corporate Control	1,294,835	10,653	906,160	0	734,347	2,945,995

(1)	Amounts are based on the employment agreement between Mr. Chapman and the Company that was in effect on December 31, 2010. As described above under “Employment Agreements,” the Company entered into an amended and restated employment agreement with Mr. Chapman effective as of January 31, 2011.

(2)	Cash Severance

Under the employment agreements for Messrs. Chapman, Estes, Miller, Herman and Thomas, as of December 31, 2010, these executives would be entitled to a lump sum severance payment equal to the present value of a series of monthly severance payments, calculated using a discount rate equal to the 90-day treasury rate. For Mr. Chapman, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the greater of (a) the average annual bonus paid during the last two years or (b) a minimum bonus as a percent of his base salary, as specified in the employment agreement. The average annual bonuses paid during the past two years have been in excess of the minimum specified in the agreement; thus the average annual bonuses are used to calculate potential severance. For Messrs. Estes, Miller and Herman, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. The annual bonuses paid during the last year have been in excess of the minimums specified in the agreement; thus the annual bonuses are used to calculate potential severance. For Mr. Thomas, the monthly payment used to calculate the lump sum is equal to 1/12 of the sum of his base salary plus the average of the annual bonuses paid during the last three years.

For Messrs. Chapman, Estes, Miller, Herman and Thomas, the number of monthly payments used to calculate the lump sum varies depending on the termination scenario:

• If the termination is for cause by the Company or without good reason by the executive, no severance would be paid.

•  For Messrs. Chapman, Estes, Herman and Miller, upon the death of the executive or the involuntary termination without cause by the Company or voluntary termination by the executive for good reason, not related to a change in corporate control, and for Mr. Thomas, upon his death, the calculation will be based on the number of months remaining in the term of the agreement, but not less than 24 months for Mr. Chapman and not less than 12 months for Messrs. Estes, Miller, Herman and Thomas. As of December 31, 2010, the remaining terms of the agreements of Messrs. Chapman, Estes, Miller, Herman and Thomas was one month. Therefore, the figures in the above table assume the lump sum will be based on monthly payments for 24 months for Mr. Chapman and for 12 months for Messrs. Estes, Miller, Herman and Thomas.

•  Upon involuntary termination without cause by the Company or voluntary termination by the executive for any reason within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 36 months for Mr. Chapman and for 24 months for Messrs. Estes, Herman and Miller. For Mr. Thomas, upon involuntary termination without cause by the Company within 12 months of a change in corporate control, the lump sum will be based on monthly payments for 24 months.

The amounts reflected in the table above represent the discounted present value of the monthly payments assuming a 0.14% annual discount rate (the 90-day treasury rate as of December 31, 2010, the assumed date of termination).

For Mr. Thomas, upon an involuntary termination without cause by the Company or his voluntary termination for good reason, not related to a change in corporate control, Mr. Thomas would be entitled to receive cash severance payable in a series of monthly severance payments. Each monthly payment is equal to 1/12 of the sum of his base salary plus the average of the annual bonuses paid during the last three years. Payments would be made for each month during the remaining term of the agreement, but not for less than 12 months. Based on the remaining term of his agreement, the figures in the above table assume payments would be provided for 12 months for Mr. Thomas.

Upon a termination by the Company following a Board determination that the executive is disabled, as of December 31, 2010, Messrs. Chapman, Estes, Miller, Herman and Thomas would be entitled to cash severance payable in a series of monthly severance payments. For Mr. Chapman, each monthly payment is equal to 1/12 of the sum of his base salary plus the greater of (a) the average annual bonus paid during the last two years or (b) a minimum bonus as a percent of his base salary, as specified in the employment agreement. For Messrs. Estes,

Herman and Miller, each monthly payment is equal to 1/12 of the sum of the executive’s base salary plus the greater of (a) the annual bonus paid during the last year or (b) a minimum bonus as a percent of base salary, as specified for each executive in the employment agreement. For Mr. Thomas, each monthly payment is equal to 1/12 of the sum of his base salary plus the average of the annual bonuses paid during the last three years. Payments would be made for each month during the remaining term of the agreement, but not for less than 24 months for Mr. Chapman and not for less than 12 months for Messrs. Estes, Miller, Herman and Thomas. Based on the remaining terms of their agreements, the figures in the above table assume payments would be provided for 24 months for Mr. Chapman and for 12 months for Messrs. Estes, Miller, Herman and Thomas.

(3)	Continued Benefits

Under the employment agreements for Messrs. Chapman, Estes, Miller, Herman and Thomas, as of December 31, 2010, these executives would be entitled to continued coverage at the Company’s expense under life, health and disability insurance programs in which the executive participated at the time of involuntary termination without cause by the Company or voluntary termination by the executive for good reason, for the remaining term of the agreement, but not less than 12 months for Mr. Chapman and not less than six months for Messrs. Estes, Miller, Herman and Thomas and for each executive not more than the period during which the executive would be entitled to continuation coverage under Section 4980 of the Code, if he elected such coverage and paid the applicable premiums. As of December 31, 2010, the remaining terms of the agreements of Messrs. Chapman, Estes, Miller, Herman and Thomas was one month. Therefore, the figures in the above table assume continued benefits would be provided for 12 months for Mr. Chapman and for six months for Messrs. Estes, Miller, Herman and Thomas. The monthly cost of such benefits is estimated to be the current 2011 monthly costs.

(4)	Accelerated Vesting of Unvested Equity Compensation

Under the employment agreements for Messrs. Chapman, Estes, Miller, Herman and Thomas, as of December 31, 2010, upon involuntary termination without cause by the Company or voluntary termination for good reason by the executive, all unvested stock awards would become fully vested. The numbers in this column represent the “in-the-money” value of unvested stock options and the full value of unvested restricted stock awards as of December 31, 2010 (the assumed termination date) where vesting would be accelerated upon termination under these scenarios. Note that these amounts are different than the Company’s compensation expense for granting these awards. The assumed share price upon each termination scenario is $47.64, which was the closing price as of December 31, 2010, the last trading day of the year.

(5)	Incremental Pension Benefit

Mr. Chapman participated in the SERP in 2010.

•  In the event of a change in corporate control of the Company, if Mr. Chapman’s employment is terminated, either voluntarily or involuntarily for any reason, he will be entitled to receive the full retirement benefit, unreduced by the proration for length of participation or the early retirement reduction. The amounts shown in the above table represent the present value of the incremental benefit to Mr. Chapman upon termination related to a change in corporate control.

•  In connection with all other termination events (other than retirement at age 65 or older), the retirement benefit will be subject to a reduction for proration of length of participation and a further reduction based upon the number of months Mr. Chapman’s retirement occurs prior to his 65th birthday. The amounts shown in the above table represent the present value of the incremental benefit to Mr. Chapman upon such a termination as of December 31, 2010.

(6)	Excise Tax Gross-Up

Under the employment agreements for Messrs. Chapman, Estes, Miller, Herman and Thomas, as of December 31, 2010, if any payments constitute “excess parachute payments” under Section 280G of the Code such that the executive incurs an excise tax under Section 4999 of the Code, the Company would provide an “excise tax gross-up” payment in an amount such that after payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the executive would receive the same amount of severance had the excise tax not applied. For Mr. Thomas, the amount paid in connection with a change in corporate control may be reduced by up to 10% if such reduction would result in the payment of no excise tax.

If a change in corporate control had occurred December 31, 2010 and each of the Named Executive Officers was terminated as a result, none of the Named Executive Officers (except for Mr. Thomas) would have been subject to excise tax. In arriving at this conclusion, the following assumptions were used:

•  Each officer’s base amount was calculated by taking the average W-2 income (box 1) from the past five years (2005-2009). For Mr. Thomas, the annualized 2009 W-2 amount, which included only base salary, was used.

•  The stock award parachute calculations for purposes of Code Section 280G were based on Black-Scholes valuation methodology using the most recent GAAP ASC Topic 718 option valuation assumptions (volatility 34.8%, risk-free interest rate 2.87%, dividend yield 5.74%, expected remaining term of seven years). Under the Code Section 280G rules, the cost included in the parachute for the accelerated vesting of stock options, restricted shares and unvested dividend equivalent rights is the sum of (1) the excess of the aggregate accelerated benefit over the present value of the accelerated benefit and (2) the lapse of service obligation (1% times the number of months of vesting accelerated times the aggregate accelerated benefit).

•  The total parachute for each Named Executive Officer (except for Mr. Thomas) did not exceed the Code Section 280G “safe harbor,” which is three times the base amount minus $1. As a result, the Named Executive Officers (except for Mr. Thomas) would not have incurred any excise tax.

Risk Management and Compensation

As described above in “Executive Compensation — Compensation Discussion and Analysis,” the Company’s compensation programs are designed, among other things, to encourage long-term stockholder value creation, rather than short-term stockholder value maximization. Performance is evaluated based on quantitative and qualitative factors and there is a review of not only “what” is achieved, but also “how” it is achieved. Consistent with this long-term focus, the compensation policies and practices for the Named Executive Officers and other employees do not encourage excessive risk-taking. In fact, many elements of the executive compensation program serve to mitigate excessive risk-taking.

•	Balanced pay mix. A balanced mix of base salary, annual cash incentives and long-term equity compensation is provided. Incentives tied to annual performance are balanced with incentives tied to multi-year performance, as measured by total stockholder return relative to two indices in the long-term incentive program. In this way, the Executive Officers are motivated to consider the impact of decisions over the short, intermediate and long terms.

•	Balanced performance measurements. The performance measures used in the annual and long-term incentive programs were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of the Company’s business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Incentive payments are capped. The annual and long-term incentive programs do not have unlimited upside potential.

•	Balanced mix of long-term incentive grant types. Long-term incentive programs that over-emphasize stock options could contribute to risk-taking because executives would have no downside risk, only upside opportunity. In this light, stock options make up only 25% of the total value of the long-term incentive compensation program. Restricted shares, which are more aligned with stockholders because they have both upside potential and downside risk, make up 75% of total long-term incentives.

•	Stock ownership requirements. As discussed in “Executive Compensation — Compensation Discussion and Analysis — Ownership Guidelines” above, the Executive Officers are subject to stock ownership guidelines based on a multiple of base salary. These stock ownership guidelines align the interests of Management with long-term stockholder interests.

To confirm the effectiveness of its approach to compensation, from time to time the Company reviews the potential risks associated with the structure and design of its various compensation plans and programs for all employees. In conducting this assessment, the Company inventories its material plans and programs, with particular emphasis on incentive compensation plans.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid in 2010 to the Company’s non-employee Directors. Directors who are also employees or consultants of the Company do not receive additional compensation for being members of the Board.

2010 Director Compensation Table

	Fees Earned					Non-Equity
	or Paid		Stock			Incentive Plan	All Other
	in Cash		Awards	Option		Compensation	Compensation	Total
Name	($)		($)(5)	Awards($)		($)	($)	($)

William C. Ballard, Jr.	$80,500		$95,025	$0		$0	$0	$175,525
Pier C. Borra	75,000		95,025	0		0	0	170,025
Thomas J. DeRosa	93,500	(1)	95,025	0	(6)	0	0	188,525
Jeffrey H. Donahue	95,500	(2)	95,025	0		0	0	190,525
Peter J. Grua	92,500	(3)	95,025	0	(7)	0	0	187,525
Fred S. Klipsch	75,000	(4)	95,025	0		0	225,000 (8)	395,025
Sharon M. Oster	80,500		95,025	0		0	0	175,525
Jeffrey R. Otten	79,500		95,025	0		0	0	174,525
R. Scott Trumbull	75,000		95,025	0		0	0	170,025

(1)	Includes $15,000 additional retainer for serving as Audit Committee Chair.

(2)	Includes $15,000 additional retainer for serving as Compensation Committee Chair.

(3)	Includes $15,000 additional retainer for serving as Nominating/Corporate Governance Committee Chair.

(4)	Mr. Klipsch received compensation under the compensation program for non-employee Directors in 2010 because he is no longer a consultant to the Company.

(5)	Amounts set forth in this column represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to the non-employee Directors and are based on the share prices on the respective dates of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant), which were $40.74, $43.29, $37.00 and $40.83 for grants on May 6, 2010, January 28, 2010, January 29, 2009 and January 21, 2008, respectively. As of December 31, 2010, (a) each non-employee Director (other than Messrs. Klipsch and Otten) held an aggregate of 4,146 deferred stock units that have not yet been converted into shares of common stock, (b) Mr. Klipsch held an aggregate of 3,575 deferred stock units that have not yet been converted into shares of common stock and (c) Mr. Otten held an aggregate of 4,408 deferred stock units that have not yet been converted into shares of common stock.

(6)	As of December 31, 2010, Mr. DeRosa held an aggregate of 10,000 unexercised stock options.

(7)	As of December 31, 2010, Mr. Grua held an aggregate of 1,666 unexercised stock options.

(8)	All Other Compensation paid to Mr. Klipsch consists of non-compete payments in the aggregate amount of $225,000. See “Fred S. Klipsch — Consulting Agreement” below for additional information regarding the payments to Mr. Klipsch in 2010.

The form and amount of non-employee Director compensation is determined by the Board of Directors upon the recommendation of the Compensation Committee. Generally, the Board’s policy is to pay its non-employee Directors appropriate and competitive compensation so as to ensure the Company’s ability to attract and retain highly-qualified Directors in a manner consistent with recognized corporate governance best practices. Directors who are also employees do not receive additional compensation for their Board service. The Compensation Committee generally reviews non-employee Director compensation on an annual basis with its independent compensation consultant, Cook & Co., which advises the Compensation Committee on the design and amount of compensation for non-employee Directors. In 2010, Cook & Co. conducted a competitive analysis of non-employee Director compensation levels and structures among companies in the same peer group that was used for executive compensation purposes. As a result of this review, the Compensation Committee recommended, and the Board approved, a modest increase to the annual cash retainer for 2011, as described below.

The compensation program for non-employee Directors for the 2010 calendar year consisted of:

Cash Compensation

•	$75,000 annual cash retainer (for 2011, the cash retainer is $80,000)

•	Additional Committee Chair retainers of $15,000 per year for the Chairs of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee

•	If the Board of Directors holds more than four meetings in a year, each Director will receive $1,500 for each meeting attended in excess of four meetings

•	If any of the Audit, Compensation, Nominating/Corporate Governance, or Executive Committees holds more than four meetings in a year, each member will receive $1,000 for each meeting attended in excess of four meetings

Equity Compensation

In 2010, the non-employee Directors each received grants of deferred stock units with a value of $95,000, pursuant to the 2005 Long-Term Incentive Plan. The deferred stock units are fully vested at grant, but are converted into shares of common stock in three equal installments on the first three anniversaries of the date of grant. Recipients of the deferred stock units also are entitled to DERs.

Fred S. Klipsch — Consulting Agreement

The consulting agreement between the Company and Fred S. Klipsch expired on December 19, 2008. Mr. Klipsch agreed not to compete with the Company and not to solicit Company employees, with a few exceptions, for a period of two years following the expiration of the agreement. In exchange for complying with these covenants, Mr. Klipsch received an aggregate of $600,000, payable in eight quarterly payments of $75,000. The first payment was made in December 2008 and the final payment in September 2010. Mr. Klipsch received an aggregate of $225,000 in 2010.

The Company has agreed to indemnify Mr. Klipsch for excise taxes that may be assessed against him in connection with certain payments and benefits provided to him.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Company has a written policy requiring all material transactions with related parties to be approved or ratified by the Nominating/Corporate Governance Committee. The policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a Director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a transaction, the Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has determined that transactions that involve any employment by the Company of an Executive Officer of the Company shall be deemed to be pre-approved if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K because the person is a Named Executive Officer, or if the Executive Officer is not a Named Executive Officer and the compensation would have been reported in the Company’s proxy statement if the Executive Officer had been a Named Executive Officer (and the Company’s Compensation Committee approved or recommended that the Board approve such compensation). The Board also has pre-approved certain transactions that involve any compensation paid to a Director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K, certain charitable contributions by the Company if the related party is an employee or a director of the charitable institution, and any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis.

Acquisition of a Medical Office Building

In December 2010, the Company acquired a medical office building located in Tennessee from Sumner Medical Plaza, L.L.C. (“Sumner”). The purchase price for the building was $19,500,000. A portion of the purchase price was used to pay off approximately $12,287,000 of indebtedness of Sumner. Fred S. Klipsch, a Class III Director, directly and indirectly, owns a 16.2% ownership interest in Sumner and he is the chairman of the managing member of Sumner. Mr. Klipsch has received an aggregate of approximately $1,251,000 in cash in connection with the transaction and expects to receive an additional $100,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2010, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans:

(c)
Number of Securities
Remaining Available for
	(a)		(b)	Future Issuance Under
	Number of Securities to		Weighted Average	Equity Compensation Plans
	be Issued Upon Exercise		Exercise Price of	(Excluding Securities
	of Options		Outstanding Options	Reflected in Column (a))

Equity compensation plans approved by stockholders	1,207,372	(1)	$39.45	4,308,233	(2)
Equity compensation plans not approved by stockholders	None		N/A	None

Totals	1,207,372	(1)	$39.45	4,308,233	(2)

(1)	This number reflects the options granted under the 1995 Stock Incentive Plan, as amended, the Stock Plan for Non-Employee Directors, as amended, the 2005 Long-Term Incentive Plan and the Windrose Medical Properties Trust 2002 Stock Incentive Plan. There are 9,084 options outstanding under the Windrose Medical Properties Trust 2002 Stock Incentive Plan at a weighted average exercise price of $30.89.

(2)	This number reflects the 6,200,000 shares of common stock reserved for future issuance under the 2005 Long-Term Incentive Plan, as reduced by awards issued under the 2005 Long-Term Incentive Plan, and as increased by shares withheld to satisfy tax liabilities arising from vesting of awards under the 1995 Stock Incentive Plan that are available for future issuance under the 2005 Long-Term Incentive Plan.

PROPOSAL 4 — AMENDMENT TO THE SECOND RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors proposes that the Company’s Second Restated Certificate of Incorporation be amended to increase the number of authorized shares of common stock, $1.00 par value per share, from 225,000,000 shares to 400,000,000 shares. As of March 8, 2011, the Company had 176,497,932 shares of common stock outstanding, leaving 48,502,068 authorized shares available for further issuance, of which (1) 8,038,546 shares have been reserved for future issuance under the Company’s Third Amended and Restated Dividend Reinvestment and Stock Purchase Plan, (2) 1,486,541 shares have been reserved for future issuance relating to outstanding options under the 1995 Stock Incentive Plan, as amended, the Stock Plan for Non-Employee Directors, as amended, the 2005 Long-Term Incentive Plan and the Windrose Medical Properties Trust 2002 Stock Incentive Plan, (3) 3,823,187 shares have been reserved for future issuance under the Company’s 2005 Long-Term Incentive Plan, (4) 349,854 shares have been reserved for issuance upon conversion of the shares of Series H Preferred Stock, (5) 12,161,250 shares have been reserved for issuance upon conversion of the shares of Series I Preferred Stock, and (6) 15,684,397 shares have been reserved for issuance upon conversion of the Company’s outstanding convertible senior notes.

Over the past several years, the Company has issued common stock primarily in underwritten public offerings and through its equity distribution program and the Third Amended and Restated Dividend Reinvestment and Stock Purchase Plan. The proceeds of these issuances have been used to invest in health care and senior housing properties, including the investments highlighted in “Executive Compensation — Compensation Discussion and Analysis — Executive Summary.” The Company has also issued common stock (in the form of restricted stock, stock options, deferred stock units and special performance awards) under the 2005 Long-Term Incentive Plan to reward officers, directors and employees for the Company’s strong performance and to attract and retain top management talent.

The Board of Directors believes that the availability of additional shares is essential for the Company to successfully pursue its investment strategy. It will also enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings, stock dividends and acquisitions or mergers. At the same time, the Board recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares. The Board believes that a 78% increase in the authorized shares of common stock strikes an appropriate balance between these important interests. The Board of Directors will determine whether, when, and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes.

Capital-raising is an essential part of the Company’s investment strategy. If the Company is unable to issue additional shares of common stock, or securities convertible into common stock, (1) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or (2) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations. These adjustments to the Company’s investment strategy may limit the Company’s ability to generate earnings growth and increase stockholder value.

The availability for issuance of additional shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. However, in order to protect the Company’s status as a real estate investment trust, the Company’s By-Laws (with respect to the common stock and preferred stock) and the certificates of designation (for the preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of the Company’s common stock or more than 9.8% in value of the Company’s outstanding capital stock by such person (unless an exemption is granted to such person by the Board of Directors). Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current stockholders would reduce current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT.  The affirmative vote of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment. If the proposed amendment is adopted by the stockholders, it will become effective upon the filing and recording of a Certificate of Amendment with the Secretary of State of the State of Delaware, as required by the Delaware General Corporation Law.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2010 and has been selected by the Company to serve in such capacity for the year ending

December 31, 2011. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1970. Although the submission of this matter for approval by stockholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the stockholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Directors will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2012 because of the difficulty and expense of making a substitution. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories, are as follows:

	Year Ended December 31,
	2010	2009

Audit Fees	$1,755,950	$1,357,535
Audit-Related Fees	2,130	2,130
Tax Fees:
Tax Compliance	387,773	400,110
Tax Planning and Tax Advice	413,971	48,245
All Other Fees	0	0

Totals	$2,559,824	$1,808,020

Audit fees include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q and services that generally only the independent registered public accounting firm can provide such as comfort letters, consents and assistance with review of documents to be filed with or furnished to the Securities and Exchange Commission. Audit-related fees include fees associated with assurance and related services that are traditionally performed by an independent accountant, and include access to research databases and consultations concerning financial accounting and reporting standards. Tax fees include fees for tax compliance and tax planning and tax advice services. Tax compliance involves the preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to acquisitions, and requests for rulings or technical advice from taxing authorities. None of the foregoing fees were paid for services, the sole business purpose of which was tax avoidance, or the tax treatment of which would not be supported by the Code and related regulations.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP.  The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for the Company by Ernst & Young LLP. At its annual January meeting, the Audit Committee gives its prior approval for particular audit and non-audit services within the following categories of services that it desires the independent registered public accounting firm to undertake: audit services, audit-related services, tax compliance services and tax planning and tax advice services. Prior to giving its approval, the Committee reviews the written descriptions of these services provided by Ernst & Young LLP and the estimated fees for these services. All other non-audit services must be pre-approved on an individual engagement basis. If there is any question as to whether a proposed service has been pre-approved, Management and the independent registered public accounting firm together must contact the Audit Committee to obtain clarification or, if necessary, pre-approval.

All of the audit services, audit-related services, tax compliance services and tax planning and tax advice services provided to the Company by Ernst & Young LLP during the year ended December 31, 2010 were pre-approved by the Audit Committee.

Where specific Audit Committee approval of non-audit services is required, the Chair of the Audit Committee may pre-approve the engagement subject to a presentation to the full Audit Committee at its next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities this past year, the Committee reviewed the audited financial statements with Management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards Nos. 89 and 90). In addition, the Committee has discussed with the independent registered public accounting firm such firm’s independence from Management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), the predecessor requirements to Public Company Accounting Oversight Board Rule 3600T, and considered the compatibility of non-audit services with such firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Committee met with such firm, with and without Management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during the year ended December 31, 2010.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Submitted by the Audit Committee

Thomas J. DeRosa, Audit Committee Chair
Pier C. Borra, Audit Committee Member
Jeffrey R. Otten, Audit Committee Member
R. Scott Trumbull, Audit Committee Member

VOTING PROCEDURES

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. In the election of three Directors (Proposal 1), you may vote “for,” “against” or “abstain” with respect to each of the nominees. If you elect to abstain in the election of Directors, the abstention will not impact the election of Directors. In tabulating the voting results for the election of Directors, only “for” and “against” votes are counted. With respect to the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal 3), you may vote “1 year,” “2 years,” “3 years” or “abstain.” If you abstain from voting on Proposal 3, the abstention will not have an effect on the outcome of the vote. For the other items of business, you may vote “for,” “against” or “abstain.” If you elect to abstain, the abstention will have the same effect as an “against” vote.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but will not be counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority. Brokers do not have discretionary authority with respect to the election of three Directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) or the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal 3).

OTHER MATTERS

Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with a notice sent to stockholders who share a single address, the Company is sending only one Annual Report and one Notice of Meeting and Proxy Statement to that address unless it receives contrary instructions from any stockholder at that address. This procedure, known as “householding,” is designed to reduce printing costs, mailing costs and fees.

Stockholders residing at such an address who wish to receive separate copies of the Annual Report or Proxy Statement in the future and stockholders who are receiving multiple copies of these materials now and wish to receive just one set of materials in the future, should write to the Senior Vice President-Administration and Corporate Secretary, Health Care REIT, Inc., 4500 Dorr Street, Toledo, Ohio 43615 or call (419) 247-2800 to request a change. The Annual Report and Proxy Statement are also available on the Company’s website at www.hcreit.com/proxy.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2012 ANNUAL MEETING

Any stockholder proposals intended for inclusion in the Company’s proxy materials for the 2012 Annual Meeting must be submitted to Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary of the Company, in writing no later than December 2, 2011. In addition, under the Company’s By-Laws, in order for a stockholder to present a proposal for consideration at an annual meeting other than by means of inclusion in the Company’s proxy materials for such meeting, the stockholder must provide a written notice to the Senior Vice President-Administration and Corporate Secretary not more than 120 days prior to the meeting and not less than 45 days before the date on which the Company first mailed or otherwise gave notice for the prior year’s annual meeting. For purposes of the 2012 Annual Meeting, such a written notice must be received by the Senior Vice President-Administration and Corporate Secretary by February 15, 2012. If a stockholder does not meet this deadline, (1) the officer presiding at the meeting may declare that the proposal will be disregarded because it was not properly brought before the meeting and (2) the persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote “against” the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Erin C. Ibele
Senior Vice President-Administration and
Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. INTERNET http://www.proxyvoting.com/hcn Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. Health Care REIT, Inc. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 95751 -1 FOLD AND DETACH HERE THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 4 AND 5 AND “1 YEAR” FOR PROPOSAL 3. Please mark your votes as indicated in this example FOR AGAINST ABSTAIN 1. Election of three Directors for a term of three years: 2. Approval of the compensation of the Named Executive Officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC. Nominees: FOR AGAINST ABSTAIN 1YEAR 2 YEARS 3 YEARS ABSTAIN 1.1 William C. Ballard, Jr. 1.2 Peter J. Grua 1.3 R. Scott Trumbull 3. Frequency of advisory vote on the compensation of the Named Executive Officers. 4. Approval of an amendment to the Second Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 225,000,000 to 400,000,000 for general corporate purposes. 5. Ratification of the appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the fiscal year 2011. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 6. With discretionary authority on any other business that may properly come before the meeting or any adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING tljc cmpi Mark Here for Address Change or Comments SEE REVERSE Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate or partnership proxies should be signed by an authorized person with the person’s title indicated. Signature Signature

You can now access your Health Care REIT, Inc. account online. Access your Health Care REIT, Inc. account online via Investor ServiceDirect (ISD). BNY Mellon Shareowner Services, the transfer agent for Health Care REIT, Inc., now makes it easy and convenient to get current information on your stockholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLink for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/equityaccesswhere step-by-step instructions will prompt you through enrollment. The proxy materials for Health Care REIT, Inc. also are available at www.hcreit.com/proxy. P R O X Y FOLD AND DETACH HERE PROXY FOR COMMON STOCK HEALTH CARE REIT, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints George L. Chapman and Peter J. Grua, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of common stock, $1.00 par value per share, of Health Care REIT, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 5, 2011, or any adjournments thereof. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN. Returned proxy cards will be voted: (1) as specified on the matters listed; (2) in accordance with the Directors’ recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting. Address Change/Comments (Mark the corresponding box on the reverse side) (Over) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 95751-1